EXHIBIT 2.1

                                                                  EXECUTION COPY






                              ACQUISITION AGREEMENT



                         dated as of October 1, 2001



                                     between

                           NORTEL NETWORKS CORPORATION

                                       and

                                 AMDOCS LIMITED




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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

      Section 1.01.  Certain Defined Terms...................................1

      Section 1.02.  Other Defined Terms....................................11

      Section 1.03.  Terms Generally........................................12

      Section 1.04.  Effectiveness of this Agreement........................12


                                   ARTICLE II

                                PURCHASE AND SALE

      Section 2.01.  Purchase and Sale......................................14

      Section 2.02.  Assumption and Exclusion of Liabilities................14

      Section 2.03.  Purchase Price; Allocation of Purchase Price...........15

      Section 2.04.  Post-Closing Adjustments...............................16

      Section 2.05.  Closing................................................18

      Section 2.06.  Closing Deliveries by Seller...........................18

      Section 2.07.  Closing Deliveries by Purchaser........................18

      Section 2.08.  Collection of Receivables..............................19


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Section 3.01.  Incorporation and Authority of Seller and the
                     Selling Subsidiaries...................................19

      Section 3.02.  No Conflict............................................20

      Section 3.03.  Consents and Approvals.................................20

      Section 3.04.  Financial Information; No Undisclosed Liabilities......20

      Section 3.05.  Accounts Receivable....................................21

      Section 3.06.  Absence of Certain Changes or Events...................21

      Section 3.07.  Absence of Litigation..................................21

      Section 3.08.  Compliance with Laws...................................21

      Section 3.09.  Governmental Licenses and Permits......................21

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                               TABLE OF CONTENTS
                                  (continued)

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      Section 3.10.  The Assets.............................................22

      Section 3.11.  Real Property..........................................22

      Section 3.12.  Employee Benefit Matters...............................22

      Section 3.13.  Taxes..................................................24

      Section 3.14.  Environmental Matters..................................24

      Section 3.15.  Material Contracts.....................................25

      Section 3.16.  Customers..............................................27

      Section 3.17.  Brokers................................................28

      Section 3.18.  Intellectual Property..................................28

      Section 3.19.  Personnel..............................................30

      Section 3.20.  Certain Business Practices.............................30

      Section 3.21.  Performance Representation.............................30

      Section 3.22.  EXCLUSIVITY OF REPRESENTATIONS.........................31


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Section 4.01.  Incorporation and Authority of Purchaser...............31

      Section 4.02.  No Conflict............................................32

      Section 4.03.  Consents and Approvals.................................32

      Section 4.04.  Absence of Litigation..................................32

      Section 4.05.  Financial Ability......................................32

      Section 4.06.  Brokers................................................32


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      Section 5.01.  Conduct of Business Prior to the Closing...............33

      Section 5.02.  Consultation...........................................35

      Section 5.03.  Agreement Not To Compete...............................35

      Section 5.04.  Access to Information..................................36

      Section 5.05.  Confidentiality........................................36

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                               TABLE OF CONTENTS
                                  (continued)

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      Section 5.06.  Regulatory and Other Authorizations; Consents..........37

      Section 5.07.  Bulk Sales.............................................37

      Section 5.08.  Insurance..............................................37

      Section 5.09.  Certain Services and Benefits Provided by
                     Affiliates.............................................38

      Section 5.10.  Further Action.........................................38

      Section 5.11.  Ancillary Agreements...................................39

      Section 5.12.  Obtaining Consents.....................................39

      Section 5.13.  Retained Contracts and Identified Contracts............39

      Section 5.14.  Deletion of Non-Transferred Software...................40

      Section 5.15.  Audited Financial Statements...........................40

      Section 5.16.  Exclusivity............................................41

      Section 5.17.  Certain Retained Liabilities...........................42

      Section 5.18.  Covenant Not to Sue....................................42

      Section 5.19.  Additional IP Rights...................................42


                                   ARTICLE VI

                                EMPLOYEE MATTERS

      Section 6.01.  Specified Business Employees...........................43

      Section 6.02.  Assumed Employees......................................44

      Section 6.03.  Foreign Assumed Employees..............................47

      Section 6.04.  Mandatory Assumed Employees............................50

      Section 6.05.  Additional Benefits Agreements.........................52

      Section 6.06.  Seller's Additional Indemnity Obligations..............54

      Section 6.07.  Purchaser's Additional Indemnity Obligations...........54


                                   ARTICLE VII

                                   TAX MATTERS

      Section 7.01.  Cooperation and Exchange of Information................55

                                      iii
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                               TABLE OF CONTENTS
                                  (continued)

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                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

      Section 8.01.  Conditions to Obligations of Seller....................56

      Section 8.02.  Conditions to Obligations of Purchaser.................57


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      Section 9.01.  Termination............................................58

      Section 9.02.  Effect of Termination..................................58

      Section 9.03.  Waiver.................................................58


                                    ARTICLE X

                                 INDEMNIFICATION

      Section 10.01. Indemnification by Purchaser...........................58

      Section 10.02. Indemnification by Seller..............................59

      Section 10.03. Limitations on Indemnification.........................59

      Section 10.04. Termination of Indemnification.........................60

      Section 10.05. Notification of Claims.................................61

      Section 10.06. Exclusive Remedies.....................................62


                                   ARTICLE XI

                               GENERAL PROVISIONS

      Section 11.01.  Survival..............................................62

      Section 11.02.  Expenses..............................................62

      Section 11.03.  Notices...............................................62

      Section 11.04.  Public Announcements..................................63

      Section 11.05.  Headings..............................................64

      Section 11.06.  Severability..........................................64

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                               TABLE OF CONTENTS
                                  (continued)

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      Section 11.07. Entire Agreement.......................................64

      Section 11.08. Assignment.............................................64

      Section 11.09. No Third-Party Beneficiaries...........................64

      Section 11.10. Amendment..............................................64

      Section 11.11. Sections and Schedules.................................64

      Section 11.12. Governing Law..........................................64

      Section 11.13. Arbitration............................................65

      Section 11.14. Counterparts...........................................66

      Section 11.15. No Presumption.........................................66



EXHIBITS

            A     Form of Bill of Sale and Assignment and Assumption
                  Agreement

            B     Form of Intellectual Property License Agreement

            C Form of Preferred Customer Software License Agreement and Form of Guarantee

            D     [Intentionally Left Blank]

            E     Form of Transition Services Agreement

            F     Form of Loaned Employee Agreement

            G     Form of Transitional Employee Agreement



DISCLOSURE SCHEDULE


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
                             ACQUISITION AGREEMENT

          This ACQUISITION AGREEMENT, dated as of October 1, 2001 (this "Agreement"), between Nortel Networks Corporation, a Canadian corporation ("Seller"), and Amdocs Limited, a corporation organized under the laws of Guernsey ("Purchaser").

                              W I T N E S S E T H:

          WHEREAS, Seller and the Selling Subsidiaries (each as defined below) own certain properties, assets and goodwill that are used or held for use in connection with the Business (as defined below); and

          WHEREAS, Seller wishes to sell (and cause the Selling Subsidiaries to sell) to Purchaser, and Purchaser wishes to purchase from Seller and the Selling Subsidiaries, the Assets (as defined below) upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Action" means any litigation, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "Affiliate" means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

          "Agreement" means this Agreement, including the Disclosure Schedule, all exhibits and schedules hereto, and all amendments hereto made in accordance with Section 11.10.

          "Ancillary Agreements" means the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property License Agreement, the Preferred Customer Software License Agreement, the Guarantee, the Transition Services Agreement, the Real Estate License Agreement, the Loaned Employee Agreement and the Transitional Employee Agreement.

          "Assets" means all of the assets, properties, business, goodwill and rights of every type, nature and description, real, personal and mixed, tangible and intangible (except Excluded Assets), that are both (a) owned (individually or jointly), leased, licensed or otherwise authorized for use by Seller or any Selling Subsidiary and (b) used, held for use or intended for use primarily in, or that arise primarily out of, the conduct or operation of the Business, including all right, title and interest of Seller and the Selling Subsidiaries in and to the following insofar as they relate primarily to the Business (or, in the case of the Transferred Intellectual Property, cover or are embodied in the technology or processes that relate primarily to the Products or primarily to the operation of the Business):

          (i) rights in respect of the Leased Real Property;

          (ii) furniture, fixtures, machinery and other interests in tangible personal property;

          (iii) Business Information;

          (iv) Employee Information;

          (v) the Transferred Intellectual Property;

          (vi) the Third Party Licenses;

          (vii) sales and promotional literature, customer and supplier lists and correspondence, other distribution lists and other sales-related materials;

          (viii) rights under Assumed Contracts;

          (ix) the rights under Retained Contracts that are described in Section 5.13(a) of the Disclosure Schedule;

          (x) franchises, certificates, permits, licenses, agreements, waivers, approvals and authorizations from or with any Governmental Authority;

          (xi) Transferred Equipment;

          (xii) Business Software and Business Software Licenses;

          (xiii) accounts receivable;

          (xiv) all raw materials, work-in-process with respect to tangible goods, finished goods, supplies, parts, spare parts and other inventory (including in transit, on consignment or in the possession of any third party);

          (xv) credits, deferred charges, advance payments, security deposits, prepaid items and other current assets;

          (xvi) all rights, claims and credits to the extent relating to any other Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller or Selling Subsidiaries in respect of any other Asset or any Assumed Liability (but excluding any such items arising under insurance policies);

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          (xvii) the Products (except for rights in Intellectual Property, which are separately provided for herein);

          (xviii) all rights to Tax refunds and credits of Taxes relating to the Assets or the Business allocable to Purchaser or the Purchaser Subsidiaries under Article VII of this Agreement;

          (xix) all rights and assets relating to or otherwise intended to fund, in whole or in part, any liabilities or obligations of any Benefit Plan, the obligation for which transfers to Purchaser by operation of Law; and

          (xx) any and all rights to any of the foregoing.

            "Bill of Sale and Assignment and Assumption Agreement" means the Bill of Sale and Assignment and Assumption Agreement to be executed by the parties thereto on the Closing Date substantially in the form of Exhibit A, together with any other instrument of conveyance which either party reasonably requests.

          "Business" means any and all operations and activities of Seller or any Affiliate thereof related to the design, development, marketing, sales and support (including service support) or other commercial use of the Products.

          "Business Application Software" means the licensed third party software other than the Third Party Software that is used, held for use or intended for use primarily in the operation of the Business, as is listed in
Section 1.01(b) of the Disclosure Schedule.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

          "Business Employee" means the individuals listed in Section 3.19 of the Disclosure Schedule to the extent each such individual is an employee of Seller or a Selling Subsidiary who works principally for, or principally with respect to, the Business (including any such employee who is on leave of absence (including short or long term sick leave, maternity/paternity leave, military leave, or other administrative leave) from Seller or Selling Subsidiary at Closing).

          "Business Information" means copies of all books, ledgers, records, files, invoices, billing records and documentation of Seller and the Selling Subsidiaries available on current Databases used, held for use or intended for use primarily with respect to the Business or the Assets, in any form or medium, including records relating to the maintenance of the Assets.

          "Business Software" means Corporate Desktop Software, Single Use Desktop Software and Business Application Software.

          "Business Software Licenses" means license agreements, including shrink-wrap and click-wrap licenses, governing use of the Business Software.

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
          "Code" means the Internal Revenue Code of 1986, as amended.

          "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

          "Corporate Desktop Software" means the software that is used, held for use or intended for use primarily in the Business that is licensed to Seller or any Selling Subsidiary and is installed on personal computers forming part of the Transferred Equipment, including that set forth in Section 1.01(d) of the Disclosure Schedule but excluding that set forth in Section 1.01(e) of the Disclosure Schedule.

          "Databases" means all databases and related documentation, including all documentation and written narratives of procedures used in connection with the collection, processing and distribution of data contained in databases.

          "Disclosure Schedule" means the Disclosure Schedule delivered by Seller to Purchaser on the date hereof containing the information required to be included therein pursuant to this Agreement.

          "Employee Information" means the data relating to the Assumed Employees and material, non-performance review-related records that are reasonably necessary to manage the Assumed Employees after the Closing; provided that Seller shall not be required to produce such records where doing so could reasonably be expected to result in material liability to Seller or the applicable Selling Subsidiary.

          "Environmental Law" means any Law currently in effect and any judicial or administrative interpretation thereof relating to pollution, protection of the environment, health and safety, natural resources or the generation, presence, use, handling, transportation, treatment, storage, disposal, release, emission, or discharge of or exposure to Hazardous Materials.

          "Environmental Liability" means any claim, demand, order, suit, obligation, liability, damages, loss, fine, penalty, cost (including any reasonable investigation, testing, compliance or remedial cost or any natural resource damages), or expense (including attorney's and consultant's fees and expenses), contingent or otherwise arising out of, relating to or resulting from any environmental, health or safety matter or condition, including (a) the compliance or non-compliance with any Environmental Law, (b) the generation, presence, use, handling, transportation, treatment, storage, disposal, release, emission, or discharge of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, in each case relating to the Business, the Assets, the Leased Real Property or any premises subject to temporary co-location agreements pursuant to the Real Estate License Agreement.

          "Environmental Permit" means any permit, approval, identification number, license, certificate or other authorization required under or issued pursuant to any Environmental Law.

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

          "Equipment" means hardware (including computers), office equipment and telecommunications equipment and the peripherals and cables (other than cables which comprise infrastructure) thereto.

          "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

            "Excluded Assets" means:

          (a) all claims, causes of action and rights of Seller or any Selling Subsidiary against any third party to the extent relating to any Retained Liabilities, or for liabilities which Seller or any Selling Subsidiary is otherwise responsible (including rights of set-off, rights to refunds and rights of recoupment from or against any such third party);

          (b) the minute books, stock ledgers and Tax records of Seller and each of the Selling Subsidiaries;

          (c) all rights of Seller and the Selling Subsidiaries under this Agreement and the Ancillary Agreements;

          (d) all rights to Tax refunds and credits of Taxes relating to the Assets or the Business allocable to Seller or the Selling Subsidiaries under
Article VII of this Agreement;

          (e) other than as provided in the Transition Services Agreement, any rights of the Business to receive from Seller corporate overhead and shared services, including treasury, legal, tax, human resources, risk management, finance and group purchasing plans;

          (f) all rights and assets relating to or otherwise intended to fund, in whole or in part, any liabilities or obligations under any Benefit Plan, the obligation for which does not transfer to Purchaser by operation of Law;

          (g) except for the Transferred Intellectual Property, any and all Intellectual Property owned by or licensed to Seller or any Selling Subsidiary (and any tangible embodiments of any such property);

          (h) rights in any real property, whether owned or leased, other than
(i) the Leased Real Property described in Section 1.01(f) of the Disclosure Schedule and (ii) the temporary co-location arrangements pursuant to the Real Estate License Agreements;

          (i) except for the Transferred Equipment, all other Equipment owned by or licensed to Seller or any Selling Subsidiary;

          (j) except for the Business Software and the Transferred Software, all other software used in connection with the operation of the Business;

          (k) all stock or equity interests in any Person; and

          (l) any other assets set forth in Section 1.01(g) of the Disclosure Schedule.

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
          "Foreign Assumed Employee" means each Assumed Employee employed outside of the United States.

          "Governmental Authority" means any U.S. or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body and any instrumentality of any of the foregoing.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

          "Guarantee" means the guarantee of the Preferred Customer Software License Agreement to be executed by the parties thereto on the Closing Date in the form of Exhibit C.

          "Hazardous Materials" means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos in any form or polychlorinated biphenyls and (b) any chemical, material or substance regulated, limited or prohibited by any Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, each as amended from time to time.

          "Intellectual Property" means all intellectual property in any jurisdiction, including: (a) all trade marks, service marks, brand names, certification marks, trade dress, assumed names, business names, trade names and other indications of origin; (b) Patents; (c) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, inventor's notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information (whether or not patentable), inventions, invention disclosures, unpatented blue prints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (d) writings and other copyrightable works of authorship, including computer programs, source code, object code and documentation (whether or not released) Databases and documentation therefor, and all copyrights, copyright licenses and any non-registered copyrights to any of the foregoing; (e) integrated circuit topographies and mask works; (f) moral rights; (g) features of shape, configuration, pattern or ornament and design registrations or patents; (h) Internet protocol addresses and networks, including domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses and services; (i) privacy and publicity rights; (j) any similar intellectual property or proprietary rights; and (k) registrations of, and applications to register, any of the foregoing with any Governmental Authority and any renewals or extensions thereof and all other rights to any of the foregoing.

          "Intellectual Property License Agreement" means the intellectual property license agreement to be executed by the parties thereto on the Closing Date substantially in the form of Exhibit B pursuant to which Purchaser will be granted certain license rights with respect to the Retained Intellectual Property.

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

          "Intellectual Property Agreements" mean the representations, warranties and covenants made by Seller and Seller Subsidiaries in (a) Section
3.18 and (b) the Intellectual Property License Agreement.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge of Seller" or "Seller's Knowledge" means the actual knowledge of any of the individuals listed in Section 1.01(h) of the Disclosure Schedule, or the knowledge that any such individual is expected to possess in light of his position with Seller or a Selling Subsidiary, in each case after reasonable inquiry by such person.

          "Law" means any applicable U.S. or foreign, federal, state, provincial or local, law, act, statute, ordinance, regulation, rule, code, Governmental Order, other requirement or rule of law or stock exchange rule.

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise, in each case of Seller or any Selling Subsidiary in respect of the Assets, the Business or the Business Employees.

          "Lien" shall mean any mortgage, easement, sublease, license, tenancy, covenant, right-of-way, option, right of first offer or first refusal, restriction, right of occupancy, conditional sale agreement or other title retention agreement, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind.

          "Material Adverse Effect" means any long-term or short-term effect that is materially adverse to (a) the business, operations, results of operations, assets or liabilities or the condition (financial or otherwise) of the Business, taken as a whole, or the Assets, or (b) the ability of Seller or the Selling Subsidiaries to perform their respective obligations under this Agreement or the Ancillary Agreements, including consummation of the transactions contemplated hereby and thereby, but shall not include (i) any loss of employees or (ii) any effect (including any loss of customers) to the extent arising primarily out of or resulting primarily from (A) general economic or financial conditions, (B) a change, condition or circumstance in the industry in which the Business operates or (C) this Agreement, the transactions contemplated hereby, any announcement hereof or the identity of Purchaser; and provided that the failure of the Business to achieve internal or external financial forecasts or projections shall not, by itself, constitute a Material Adverse Effect.

          "Network Identifiers" means domain names, e-mail addresses and worldwide web (www) and http addresses set forth in Section 1.01(i) of the Disclosure Schedule.

          "Other Transferred Intellectual Property" means any Intellectual Property, other than the Transferred Patents, Transferred Trademarks, Transferred Copyrights, Transferred Trade Secrets, Network Identifiers or the rights granted pursuant to the Third Party Licenses and Business Software Licenses, owned or authorized for use with respect to moral rights, privacy and publicity rights and similar rights (except Patents, trade marks, Trade Secrets, or copyrights)

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

individually or jointly by Seller or any Selling Subsidiary that relate primarily to the Products or primarily to the operation of the Business as presently conducted, all as set forth in Section 1.01(t) of the Disclosure Schedule.

          "Patent" means any and all patent applications, and patents (including letters patent, industrial designs, and inventor's certificates), design registrations, invention disclosures, and applications to register industrial designs that issue, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, renewals, divisions, continuations in part (or in whole), continued prosecution applications, requests for continued examination, and other similar filings or notices provided for under the laws of the United States, or of any other country.

          "Patent Cross Licenses" means the general corporate reciprocal patent cross license agreements as set forth in Section 1.01(j) of the Disclosure Schedule. "Permitted Liens" means the following Liens: (a) Liens for Taxes and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens imposed by Law and arising in the ordinary course of business, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security;
(d) minor defects of title, easements, rights-of-way, restrictions and other encumbrances of record that, individually or in the aggregate, do not interfere and would not reasonably be expected to interfere with the continued use and operation of the Asset to which they relate in the ordinary conduct of the Business; (e) Liens incurred in the ordinary course of business securing liabilities that do not, individually or in the aggregate, materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the Asset to which they relate in the conduct of the Business as presently conducted; (f) Patent Cross Licenses; (g) customer licenses with respect to the Products granted in the ordinary course of business; and (h) Liens created by or through Purchaser or any of its Affiliates.

          "Person" means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

          "Preferred Customer Software License Agreement" means the preferred customer software license agreement to be executed by the parties thereto on the Closing Date in the form of Exhibit C.

          "Products" means all items set forth on Section 1.01(k) of the Disclosure Schedule.

          "Purchase Price" means the amount of $200,000,000.

          "Purchaser Subsidiary" means any wholly owned Subsidiary of Purchaser.

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

          "Real Estate License Agreement" means the Real Estate License Agreement to be executed by the parties thereto on the Closing Date pursuant to
Section 5.11.

          "Retained Intellectual Property" means all Intellectual Property that covers or is embodied in the development, design, manufacture, sale or provision of Products or the operation of the Business, but which Intellectual Property is not included in the Transferred Intellectual Property.

          "Selling Subsidiaries" means Nortel Networks Inc., Nortel Networks Limited, Nortel Networks UK Limited, Nortel Networks S.A., Clarify Ltd. (U.K.), Clarify sarl, Clarify GmbH and, as may be appropriate, Nortel Networks B.V., Nortel Networks (Asia) Limited, Nortel Networks s.r.o., Nortel Networks S.p.A., Nortel Networks AB, Nortel Networks (Ireland) Limited, Nortel Networks Hispania, S.A., Nortel Networks Japan, Nortel Networks Singapore Pte Ltd, Nortel Networks Malaysia Sdn. Bhd., Northern Telecom do Brasil Industria e Commercio and Nortel Networks Australia Pty Limited.

          "Single Use Desktop Software" means software licensed to Seller or any Selling Subsidiary under a transferable, shrink-wrap or click-wrap license agreement for use on a single computer that is installed on personal computers forming part of the Transferred Equipment, including that set forth in Section 1.01(l) of the Disclosure Schedule but excluding that set forth in Section 1.01(m) of the Disclosure Schedule.

          "Specified Business Employees" means the 550 Business Employees identified by Purchaser within 14 Business Days of the date hereof, which shall include all U.S. Specified Business Employees, European Specified Business and Foreign Specified Business Employees.

          "Subsidiary" of any Person means any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Tax" or "Taxes" means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, local, or foreign Tax authority, including any gross income, net income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use service, customs, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer and gains taxes, together with any interest and any penalties or additions to tax.

          "Tax Returns" means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information required to be supplied to a Tax authority relating to Taxes.

          "Third Party Licenses" means licenses from third parties for computer software contained in the Products all as set forth in Section 1.01(n) of the Disclosure Schedule.

          "Third Party Software" means the software licensed pursuant to the Third Party Licenses.

          "Transferred Copyrights" means registered and unregistered copyrights and copyright registrations in the Products owned by Seller or a Selling Subsidiary and excluding in any event any copyrights or copyright registrations to software, Databases, documents and other materials listed therein pursuant to a third party license.

          "Transferred Documentation" means, collectively, all written materials (and machine-readable text subject to human-readable display or printout, but excluding software) that are owned by Seller or a Selling Subsidiary and that relate to Transferred Software. Transferred Documentation shall include the technical information set forth in Section 1.01(p) of the Disclosure Schedule and any other documentation primarily used or produced in, or associated with, the development, maintenance or marketing of any of the Transferred Software, including design or development specifications, knowledge bases, flow charts, error reports, support call reports, bug tracking reports and related correspondence and memoranda.

          "Transferred Equipment" means all Equipment (and related Transferred Documentation) owned, leased or otherwise authorized for use by Seller or a Selling Subsidiary and used, held for use or intended for use primarily in the Business as presently conducted.

          "Transferred Intellectual Property" means all right, title and interest in and to (i) the Transferred Patents; (ii) the Transferred Trademarks;
(iii) the Transferred Copyrights; (iv) the Transferred Trade Secrets; (v) the Network Identifiers and (vi) Other Transferred Intellectual Property.

          "Transferred Patents" means all Patents, that are owned individually or jointly by Seller or any Selling Subsidiary, or are invented by Seller's or any Selling Subsidiary's employees or by third parties on behalf of Seller or any Selling Subsidiary and yet to be assigned to Seller or any Selling Subsidiary as of the Closing Date, that cover or are embodied in the technology or processes that relate primarily to the Products or primarily to the operation of the Business as presently conducted, and are set forth in Section 1.01(q) of the Disclosure Schedule.

          "Transferred Software" means all of the computer software, including source code and object code, that is owned by Seller or a Selling Subsidiary and used, held for use or intended for use primarily in connection with the Business (other than the Business Software) as presently conducted, all as set forth in
Section 1.01(k) of the Disclosure Schedule.

          "Transferred Trade Secrets" means confidential information, trade secret and know-how rights owned individually or jointly by Seller or any Selling Subsidiary, or developed by Seller's or any Selling Subsidiary's employees, that are embodied in any Products (software or otherwise), inventions, formulae, test information, market surveys, know-how, methods, algorithms, product and manufacturing specifications and processes, processing procedures or research and development information primarily related to the Products and any and all rights to any of the foregoing, as are set forth in
Section 1.01(r) of the Disclosure Schedule.

          "Transferred Trademarks" means the trademarks (including registrations and applications therefor), service marks, brand names, certification marks, trade dress, other indications of origin, business names, trade names, and assumed names and any other intangible rights or privileges of a nature similar to any of the foregoing, that are used by Seller or a Selling Subsidiary primarily in connection with the Business as presently conducted, as set forth in Section 1.01(s) of the Disclosure Schedule.

          "Transition Services Agreement" means the Transition Services Agreement to be executed by the parties thereto on the Closing Date substantially in the form of Exhibit E.

          Section 1.02. Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections set forth below:

            Term                                          Section
            ----                                          -------
            Accounting Arbitrator                         2.04(d)
            Agreement                                     Preamble
            Applicable Amount                             6.05(c)
            Arbitrator                                    11.13(a)
            Assumed Contracts                             2.02(a)(ii)
            Assumed Employees                             6.01(d)
            Assumed Liabilities                           2.02(a)
            Benefit Gap Payment                           6.05(a)
            Benefit Plans                                 3.12(a)
            Certificate                                   6.05(b)
            Closing                                       2.05
            Closing Date                                  2.05
            Closing Accounts Receivable                   2.04(a)
            Closing Deferred Revenue                      2.04(a)
            Liability
            Closing Specified Liabilities                 2.04(a)
            Competitive Activities                        5.03(a)
            Competitive Products                          5.03(a)
            Confidentiality Agreement                     5.05(a)
            Current Bonus Cycle                           6.05(c)
            Customer Contracts                            3.15(a)(ii)
            Cutoff Date                                   6.02(a)(vii)
            Deemed Liability Limit                        3.15(b)
            Dispute                                       11.13(a)
            Employment Offer                              6.01(a)
            European Specified Business                   6.01(c)
              Employee
            Final Bonus Payment                           6.05(c)
            Financial Statements                          3.04(a)
            Foreign Specified Business                    6.01(b)
              Employee
            ICC                                           11.13(a)
            Identified Contracts                          5.13(c)
            Indemnifiable Terminations                    6.04(d)
            Indemnified Party                             10.05(a)
            Indemnifying Party                            10.05(a)
            Lease Period                                  6.02(a)(iv)
            Leased Real Property                          3.11
            Loaned Employee                               6.02(a)(iv)
            Losses                                        10.01
            Mandatory Assumed Employee                    6.04(a)

                                       11

            Term                                          Section
            ----                                          -------

            Mandatory Business Employee                   6.01(c)
            Material Contracts                            3.15(a)
            Notification Statutes                         6.06
            Offer Letter                                  6.01(a)
            Participant                                   3.12(a)
            Permitted Goods and Services                  5.03(a)
            Purchaser                                     Preamble
            Purchaser Indemnified Parties                 10.02
            Purchaser Plan                                6.02(a)(viii)
            Purchaser Welfare Plans                       6.02(a)(ix)
            Purchaser's Superannuation Fund               6.03(b)(i)
            Refundable Transaction Taxes                  7.06(b)
            Retained Contracts                            5.13(a)
            Retained Liabilities                          2.02(b)
            Retention Options                             6.05(b)
            Retention Pool                                6.05(b)
            SEC                                           5.15
            Seller                                        Preamble
            Seller Indemnified Parties                    10.01
            Seller's Bonus Plans                          6.05(c)
            Seller's Relocation Policies                  6.02(a)(xi)
            Seller's Superannuation Fund                  6.03(b)(ii)
            Specified Assumed Liabilities                 2.02(a)(v)
            Specified Customer Contracts                  3.15(b)
            Straddle Period                               7.01(e)
            Submission Period                             11.13(b)
            Termination Benefit                           6.03(b)(ii)
            Termination Date                              9.01(b)
            Transaction Taxes                             7.01(a)
            Transferred Obligations                       6.03(a)(i)
            U.S. GAAP                                     2.04(e)
            U.S. Specified Business Employee              6.01(b)
            Vesting Date                                  6.05(b)


          SECTION 1.03. Terms Generally. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified.

          SECTION 1.04. Effectiveness of this Agreement. (a) Notwithstanding the execution of this Agreement on the date hereof, but only to the extent required by Law, the provisions of this Agreement relating directly or indirectly to (i) the sale, conveyance or assignment, transfer or delivery of the right, title and interest of Nortel Networks B.V., Clarify sarl and Nortel Networks, S.A. in the Assets, (ii) the granting of rights under the Ancillary Agreements by Nortel Networks B.V., Clarify sarl and Nortel Networks, S.A. with respect to property or assets located in France or the Netherlands or (iii) the transfer of the Specified Business Employees employed by Nortel Networks, B.V., Clarify Sarl or Nortel Networks S.A. shall not be binding or effective against the Selling Subsidiaries or such Business Employees until and unless the representatives of such Business Employees, as applicable, are provided with the information required to be provided, and consulted by Seller or the Selling Subsidiaries, as applicable, pursuant to and in compliance with the Law in France and the Netherlands, and all necessary government approvals have been obtained, and, instead, with respect to such Selling Subsidiaries and such Business Employees, this Agreement shall constitute only an irrevocable binding offer by Purchaser to effect the transactions contemplated hereby, which offer shall be deemed accepted, automatically and without further action on the part of any Person, upon due completion of such consultation process and receipt of required government approvals.

          (b) To the extent required by Law, (i) the Closing of the sale, conveyance or assignment, transfer or delivery of the right title and interest of Nortel Networks UK Ltd., Clarify Ltd. (UK), Nortel Networks B.V., Clarify sarl, Nortel Networks S.A., Nortel Networks S.p.A., Clarify GmbH, Nortel Networks Hispania S.A., and Nortel Networks (Ireland) Ltd. in the Assets, (ii) the granting of rights under the Ancillary Agreement by Nortel Networks UK Ltd., Clarify Ltd. (UK), Nortel Networks B.V., Clarify sarl, Nortel Networks S.A., Nortel Networks S.p.A., Clarify GmbH, Nortel Networks Hispania S.A., and Nortel Networks (Ireland) Ltd. with respect to property or assets located in the United Kingdom, Italy, Germany, Spain or Ireland France or the Netherlands and (iii) the transfer of the Specified Business Employees employed by Nortel Networks UK Ltd., Clarify Ltd. (UK), Nortel Networks B.V., Clarify sarl, Nortel Networks S.A., Nortel Networks S.p.A., Clarify GmbH, Nortel Networks Hispania S.A., and Nortel Networks (Ireland) Ltd. shall not occur until and unless the representatives of such Specified Business Employees, as applicable, are provided with the information required to be provided, and consulted by Seller or the Selling Subsidiaries, as applicable, pursuant to and in compliance with the Law in the United Kingdom, Italy, Germany, Spain and Ireland, respectively, and all necessary government approvals have been obtained.

          (c) For such purposes, and solely for the benefit of the Business Employees located in the United Kingdom, Netherlands, France, Italy, Germany, Spain and Ireland, Seller shall cause the applicable Selling Subsidiary or Selling Subsidiaries to initiate such information and consultation procedure with the applicable employee representatives as soon as practicable. Purchaser shall reasonably cooperate with Seller and the Selling Subsidiaries in respect of such consultations and shall provide all information reasonably requested by Seller or the applicable works councils or employee representatives in connection with such consultations. Upon completion of such consultation process in each of such jurisdictions and receipt of required government approvals, Seller shall deliver to Purchaser a certificate to that effect, and, upon delivery of such certificate, this Agreement shall become binding and effective against the Selling Subsidiaries and the Business Employees located in the United Kingdom, Italy, Germany, Spain, France and the Netherlands and, subject to the other applicable terms of this Agreement, the transactions contemplated by this Agreement may occur. Seller and the Selling Subsidiaries shall use commercially reasonable efforts to complete all such consultation processes prior to the Closing of the portion of the transaction related to Nortel Networks Inc.

                                   ARTICLE II

                                PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement and in reliance on the representations, warranties and agreements of Seller, at the Closing, Seller shall (and shall cause the Selling Subsidiaries to) sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall (or cause a Purchaser Subsidiary to) purchase, acquire and accept from Seller and the Selling Subsidiaries, all of Seller's and the Selling Subsidiaries' right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens.

          SECTION 2.02. Assumption and Exclusion of Liabilities. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or cause a Purchaser Subsidiary to) assume, and from and after the Closing shall be obligated to pay, perform and discharge when due, all Liabilities to the extent primarily relating to or primarily arising out of the Business, whether or not accrued and whether arising before or after the Closing, except for the Retained Liabilities (herein called the "Assumed Liabilities"), including:

          (i) all Liabilities of the Business to the extent that such Liabilities are explicitly provided for, reserved for, or otherwise set forth in the Financial Statements (as defined in Section 3.04(a));

          (ii) (A) all Liabilities arising from any act, omission, event or circumstance occurring or arising under the contracts listed in Section 2.02(a)(ii) of the Disclosure Schedule (the "Assumed Contracts"), which contracts are to be assumed by Purchaser at the Closing, and (B) the obligations under Retained Contracts that are described in Section 5.13(a) of the Disclosure Schedule; provided that no Liabilities will be assumed in respect of any Identified Contracts except to the extent specified by Section 5.13(c).

          (iii) the liabilities arising out of the employment of the Specified Business Employees after the Closing with Purchaser or any Purchaser Subsidiary;

          (iv) Liabilities of Purchaser arising under this Agreement and the Ancillary Agreements; and

          (v) the Liabilities listed and briefly described in Section 2.02(a)(v) of the Disclosure Schedule (the Liabilities described in clauses (i) through (v) are referred to herein as the "Specified Assumed Liabilities").

          (b) Notwithstanding any provision of this Agreement or any Ancillary Agreement, and regardless of any disclosure to Purchaser, Seller and Selling Subsidiaries shall retain, and shall be fully responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any of the following Liabilities (herein called the "Retained Liabilities"):

          (i) Liabilities for, or related to any obligation for, any Tax which Seller or any Selling Subsidiary bears under Article VII of this Agreement;

          (ii) Liabilities under, arising out of, or relating to, each Benefit Plan, and the employment and/or termination of employment of each Business Employee or any other employee related to the Business, in each case on or prior to the Closing (whether or not such Liabilities are due and payable as of such date) and with respect to each employee of Seller or its Affiliates that is not an Assumed Employee, such Liabilities that arise after the Closing Date;

          (iii) Liabilities of Seller or the Selling Subsidiaries and their Affiliates relating to indebtedness for borrowed money (excluding accounts payable) and guarantees by Seller or the Selling Subsidiaries and their Affiliates of indebtedness for borrowed money;

          (iv) Liabilities that constitute Environmental Liabilities, to the extent relating to or arising from circumstances or conditions existing on or before the Closing Date;

          (v) Liabilities arising primarily out of the operation or conduct by Seller or any of its Affiliates of any business other than the Business;

          (vi) Liabilities to the extent relating primarily to, or arising primarily out of, any Excluded Asset, or to the extent arising out of the distribution to, or ownership by, Seller or any of its Affiliates of the Excluded Assets or the realization of the benefits of any Excluded Asset;

          (vii) Liabilities relating to or arising out of events existing on or prior to the Closing Date in respect of any Customer Contract that is listed or should have been listed on Section 3.15(b) of the Disclosure Schedule but only to the extent such Liabilities (i) are in respect of consequential, lost profit, punitive, indirect or special damages or (ii) exceed the Deemed Liability Limit with respect to such Customer Contract (excluding Liabilities arising from indemnification obligations in respect of intellectual property infringement claims by third parties); and

          (viii) Liabilities of Seller and the Selling Subsidiaries arising under this Agreement and the Ancillary Agreements.

          SECTION 2.03. Purchase Price; Allocation of Purchase Price. (a) Purchaser shall pay the Purchase Price to Seller (or as Seller may direct) in immediately available funds at the Closing and Seller shall collect such Purchase Price on behalf of the Selling Subsidiaries.

          (b) Seller and the Selling Subsidiaries and Purchaser agree that the sum of the Purchase Price plus the amount of Assumed Liabilities of Seller and Selling Subsidiaries assumed by Purchaser shall be allocated among the Assets and the statutory jurisdictions in which the Assets reside as of the Closing Date in accordance with the methodology set forth in Section 2.03(b) of the Disclosure Schedule. Such allocation, which shall be substantially in the form of such Section 2.03(b) to the Disclosure Schedule, shall be completed not less than three (3) Business Days prior to the Closing Date and shall be set forth in writing. Any subsequent adjustments to such sum shall be reflected in the allocation hereunder as reasonably agreed by Seller and Purchaser. Purchaser shall (and Purchaser shall cause each relevant Purchaser Subsidiary to) and Seller shall (and Seller shall cause each Selling Subsidiary to) report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by Law, neither Purchaser nor Seller (nor any relevant Purchaser Subsidiary or any Selling Subsidiary) shall take a position inconsistent with such allocations on any Tax Return or otherwise. Each of Seller and Purchaser shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements for filing within a reasonable period before its filing due date.

          SECTION 2.04. Post-Closing Adjustments. (a) Seller shall, as soon as practicable, and in any event no later than 45 days after the Closing, prepare and deliver to Purchaser both (x) the initial draft of a statement setting forth the accounts receivable of the Business as of the Closing Date calculated in accordance with Section 2.04(e) (the "Closing Accounts Receivable"), and (y) the initial draft of a statement of the deferred revenue liability of the Business as of the Closing Date calculated in accordance with Section 2.04(e) (the "Closing Deferred Revenue Liability"), and (z) the initial draft of a statement of setting forth the current liabilities described on Section 2.04(e)(C) of the Disclosure Schedule of the Business as of the Closing Date calculated in accordance with Section 2.04(e) (the "Closing Specified Liabilities"), together with a report of its independent public accounting firm indicating the results of the procedures described in Section 2.04(e) and Section 2.04(e)(A), Section 2.04(e)(B) and Section 2.04(e)(C) of the Disclosure Schedule.

          (b) (i) If the amount of Closing Accounts Receivable is less than $37,900,000, Seller shall, within 10 Business Days after the statement of Closing Accounts Receivable becomes final and binding on the parties pursuant to Sections 2.04(c) and (d) below, make payment by wire transfer in immediately available funds of the amount of such deficiency together with a sum equivalent to interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its LIBOR rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to and including the date of payment.

          (ii) If the amount of Closing Deferred Revenue Liability exceeds $45,500,000, Seller shall, within 10 Business Days after the statement of Closing Deferred Revenue Liability becomes final and binding on the parties pursuant to Sections 2.04(c) and (d) below, make payment by wire transfer in immediately available funds of the amount of such excess together with a sum equivalent to interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its LIBOR rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to and including the date of payment.

          (iii) If the amount of Closing Specified Liabilities exceeds $14,500,000, Seller shall, within 10 Business Days after the statement of Closing Specified Liabilities becomes final and binding on the parties pursuant to Sections 2.04(c) and (d) below, make payment by wire transfer in immediately available funds of the amount of such excess together with a sum equivalent to interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its LIBOR rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to and including the date of payment.

          (iv) The parties agree that amounts paid pursuant to Sections 2.04(b)(i), (ii) and (iii) shall be allocated in a manner that is consistent with the allocation of the Purchase Price as set forth in
     Section 2.03(b).

          (c) If Purchaser disagrees with an adjustment set forth in Seller's initial statement of Closing Accounts Receivable, Closing Deferred Revenue Liability or Closing Specified Liabilities under this Section 2.04, Purchaser shall notify Seller of such disagreement within 45 days after Seller has delivered such statement to Purchaser, which notice of Purchaser shall set forth any such disagreement in reasonable detail. Within such 45-day period, Purchaser shall have reasonable access to any documents, schedules or workpapers used in the preparation of the relevant initial statement. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the parties. In the event that Purchaser fails to provide notice of disagreement with respect to one or more of Seller's initial statements within the 45-day period as set forth above, the adjustment set forth in such statement or statements shall be final and binding upon the parties hereto.

          (d) If Purchaser and Seller are unable to resolve any disagreement as contemplated by Section 2.04(c) within 45 days after delivery of written notice of such disagreement as provided in Section 2.04(c), then Purchaser and Seller shall jointly select a partner at Arthur Andersen LLP, KPMG LLP or PricewaterhouseCoopers LLP to resolve such disagreement; provided that, if such individual is not available or is not willing to act, then one of Arthur Andersen LLP, KPMG LLP or PricewaterhouseCoopers LLP shall be chosen by lot to designate one of its partners to resolve such disagreement (the person so selected shall be referred to herein as the "Accounting Arbitrator"). The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to the extent to which, if any, adjustments are required in order that the calculations set forth in Seller's initial statement of Closing Accounts Receivable, Seller's initial statement of Closing Deferred Revenue Liability or Seller's initial statement of Closing Specified Liabilities, as the case may be, were prepared in accordance with Section 2.04(e), and whether there were mathematical errors in such statement, and the Accounting Arbitrator is not to make or be asked to make any other determination. Purchaser and Seller shall use reasonable efforts to cause the Accounting Arbitrator to deliver to the parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the parties. Judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Arbitrator shall be borne one-half by Purchaser and one-half by Seller; provided that, if the Accounting Arbitrator determines that one party's position is completely correct, then such party shall pay none of the fees, costs and expenses of the Accounting Arbitrator and the other party shall pay all such fees, costs and expenses.

          (e) Notwithstanding any other provision of this Agreement, and for all purposes of this Section 2.04, (i) Closing Accounts Receivable shall be calculated in accordance with the rules of calculation specified in Section 2.04(e)(A) of the Disclosure Schedule, including the rules therein relating to receivables and the collection thereof, in compliance with United States generally accepted accounting principles ("U.S. GAAP"), (ii) Closing Deferred Revenue

Liability shall be calculated in accordance with the rules of calculation specified in Section 2.04(e)(B) of the Disclosure Schedule in compliance with U.S. GAAP and (iii) Closing Specified Liabilities shall be calculated in accordance with the rules of calculation specified in Section 2.04(e)(C) of the Disclosure Schedule in compliance with U.S. GAAP.

          SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets of Seller and the Selling Subsidiaries and the assumption of the Assumed Liabilities pursuant to Section 2.02(a) as contemplated hereby, shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York City time, on the fifth Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII (other than conditions to be satisfied at the Closing), at the offices of Cravath, Swaine & Moore located at 825 Eighth Avenue, New York, New York, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

          SECTION 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

          (i) an executed counterpart of each of the Ancillary Agreements each executed by Seller and/or the Selling Subsidiary that is a party thereto;

          (ii) certified copies of the resolutions of Seller's and any Selling Subsidiary's respective Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements;

          (iii) a receipt for the Purchase Price (prior to being adjusted in accordance with Section 2.04);

          (iv) any and all documents required pursuant to Section 5.10 or
     Section 5.12; and

          (v) such other evidence as Purchaser or Purchaser's counsel may reasonably request to demonstrate the satisfaction of conditions and compliance with covenants on the part of Seller.

          SECTION 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

          (i) the Purchase Price (prior to being adjusted in accordance with Section 2.04), by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Purchaser;

          (ii) an executed counterpart of each of the Ancillary Agreements; and

          (iii) any documents required pursuant to Section 5.10 or 5.12.

          SECTION 2.08. Collection of Receivables. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all receivables and other related items that are included in the Assets. Seller and the Selling Subsidiaries shall promptly deliver to Purchaser any cash or other property received directly or indirectly by it with respect to such receivables and such other related items, including any amounts payable as interest. Purchaser shall promptly deliver to Seller any receivables and other related items that are not included in the Assets received directly or indirectly by it, including any amounts payable as interest.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as otherwise set forth in the Disclosure Schedule and except for matters relating to Excluded Assets or Retained Liabilities, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date only and except to the extent any such representation or warranty may be untrue or incorrect as a result of (A) any action or inaction by Seller that is required by this Agreement or otherwise consented to in writing by Purchaser or (B) the transactions contemplated by this Agreement or the announcement thereof), as follows:

          SECTION 3.01. Incorporation and Authority of Seller and the Selling Subsidiaries. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and Laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies, and further subject to the Currency Act (Canada) precluding a court in Canada from awarding a judgement for an amount expressed in a currency other than Canadian dollars.

          (b) Each of the Selling Subsidiaries is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary power and authority to enter into the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted. The execution and delivery by each Selling Subsidiary of the Ancillary Agreements to which it is a party, the performance by each Selling Subsidiary of its obligations hereunder and thereunder and the consummation by each Selling Subsidiary of the transactions contemplated hereby and thereby, will be, on or prior to the Closing Date, duly authorized by all requisite corporate action on the part of the Selling Subsidiary. Each Ancillary Agreement to which a Selling Subsidiary is a party will be duly executed and delivered by such Selling Subsidiary, and (assuming due authorization, execution and delivery by Purchaser) each such agreement will constitute legal, valid and binding obligations of the Selling Subsidiary, enforceable against such Selling Subsidiary in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and Laws affecting generally the enforcement of the rights of contracting parties.

          (c) Other than the Selling Subsidiaries, no Affiliate of Seller is presently or has in the past been engaged in the operation or conduct of the Business.

          SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of the Ancillary Agreements by Seller and/or Selling Subsidiaries that are a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the articles, other constituent documents or by-laws of Seller or any Selling Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to Seller or any Selling Subsidiary or to any of the Assets (assuming the satisfaction of the condition in Section 8.01(b)) or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any material rights of termination, amendment, acceleration or cancellation under, or result in the loss of any material benefit or give rise to increased rights of any Person under, or result in a Lien (other than Permitted Liens) on any Asset under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other legally binding arrangement to which Seller or a Selling Subsidiary is a party or by which any Asset is bound (except in connection with the assignment of contracts for which third party consents are required, as described in Section 2.02(a)(ii) and Section 3.15(a) of the Disclosure Schedule).

          SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement by Seller and the execution and delivery of the Ancillary Agreements by Seller and/or Selling Subsidiaries that are a party thereto, do not, and the consummation or performance of this Agreement by Seller and the consummation or performance of the Ancillary Agreements by Seller and/or Selling Subsidiaries that are a party thereto, will not require any consent, approval, authorization, license, permit, order or other action by, or filing, registration or declaration with or notification to, any Governmental Authority, except as set forth in Section 3.03 of the Disclosure Schedule.

          SECTION 3.04. Financial Information; No Undisclosed Liabilities. (a)
Section 3.04 of the Disclosure Schedule sets forth the true and complete unaudited management financial statements, including statements of assets and liabilities of the Business as of June 30, 2001 and the related statement of profit and loss of the Business for the six months ended June 30, 2001 (collectively, the "Financial Statements"). Except as shown or provided for in the Financial Statements and as otherwise described in Section 3.04 of the Disclosure Schedule, such

Financial Statements (i) have been prepared from the books and records of Seller and the Selling Subsidiaries relating to the Business in accordance with U.S. GAAP applied on a consistent basis and on a basis consistent with past practice and (ii) present fairly, in all material respects, the financial position of or the profit and loss of the Business, as the case may be, as of the date or for the period indicated.

          (b) There are no Assumed Liabilities, other than (i) the Specified Assumed Liabilities, (ii) Liabilities expressly disclosed or as otherwise expressly described in any Section of the Disclosure Schedule, (iii) Liabilities arising in the ordinary course of business after the Closing Date and (iv) Closing Deferred Revenue Liability and Closing Specified Liabilities described in Section 2.04(a).

          SECTION 3.05. Accounts Receivable. Except as described in Section 3.05 of the Disclosure Schedule, all accounts receivable of the Business, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business and actual indebtedness incurred by the applicable account debtor and will on the Closing Date be subject to no prior Lien of any nature whatsoever.

          SECTION 3.06. Absence of Certain Changes or Events. Except as described in Section 3.06 of the Disclosure Schedule, since June 30, 2001 to the date hereof, except as expressly contemplated by this Agreement or consented to in writing by Purchaser, (a) no change or event has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (b) no material transaction, obligation or liability has been undertaken or incurred by the Business outside the ordinary course of business.

          SECTION 3.07. Absence of Litigation. Except as set forth in Section 3.07(a) of the Disclosure Schedule, there are no Actions involving an amount in controversy exceeding $100,000 in the aggregate pending or, to the Knowledge of Seller, threatened against the Business or to which any of the Assets are subject. Except as set forth in Section 3.07(b) of the Disclosure Schedule, there are no Actions by Seller or any Selling Subsidiary involving an amount in controversy exceeding $100,000 in the aggregate pending, or which Seller or any Selling Subsidiary involving an amount in controversy exceeding $100,000 in the aggregate intends to initiate, against any other Person arising out of the conduct of the Business.

          SECTION 3.08. Compliance with Laws. None of Seller, the Selling Subsidiaries and the Business has been or is presently in material violation of any Law applicable to the Business or any Asset.

          SECTION 3.09. Governmental Licenses and Permits. Seller and the Selling Subsidiaries hold all material licenses, franchises, permits, certificates, authorizations and approvals of any Governmental Authority necessary for the operation of the Business as currently operated and as contemplated to be conducted by Seller, and to enable each to own, lease or otherwise hold its properties and assets (including the Assets), and are in compliance with the terms thereof. Such licenses and permits are valid and in full force and effect, and to the Knowledge of Seller there are not pending or threatened any Actions which would result in the termination or impairment of any such material license or permit. Section 3.09 of the Disclosure Schedule contains a list of all such governmental licenses and permits.

          SECTION 3.10. The Assets. (a) Except as disclosed in Section 3.10(a) of the Disclosure Schedule, the Assets (together with the rights of Purchaser and its Affiliates under the Ancillary Agreements) include all rights, properties, leases, licenses and permits, contracts Equipment and other assets that are necessary and sufficient, in all material respects, to carry on the Business as presently conducted. Except for the Excluded Assets and as set forth in Section 3.10(a) of the Disclosure Schedule, other than the Assets (and the rights of Purchaser and its Affiliates under the Ancillary Agreements) being transferred or granted at the Closing to Purchaser and its Affiliates by Seller and the Selling Subsidiaries, there are no assets or properties owned by (or rights of) Seller, the Selling Subsidiaries or any third party that are being used, or are reasonably necessary, to carry on the Business as presently conducted.

          (b) Seller and the Selling Subsidiaries hold good and valid title to or have valid leasehold interests in all of the Assets free and clear of any and all Liens other than Permitted Liens.

          (c) Notwithstanding anything to the contrary contained herein, no representation or warranty is made under this Section 3.10 with respect to the Transferred Intellectual Property, the sole representations and warranties with respect to which are set forth in Section 3.18.

          SECTION 3.11. Real Property. Each parcel of real property set forth in
Section 3.11 of the Disclosure Schedule, which lists all interests in real property leased, subleased, licensed or held by other occupancy agreements and primarily used or held for use in any material respect in connection with the operation or conduct of the Business (the "Leased Real Property"), is held by Seller or a Selling Subsidiary free and clear of all Liens, except Permitted Liens, and their possession thereof has not been disturbed in any material respect, nor has any material claim been asserted against them adverse to their rights in such leasehold estates, and such leases, subleases or other occupancy agreements are valid and in full force and effect, and none of Seller or any Selling Subsidiary has received or provided any written notice of default thereunder and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default thereunder. Each such lease or agreement pursuant to which Seller leases any Leased Real Property may be assigned to Purchaser without any restriction or required consent or other approval, or the necessary consent or approval has been obtained, except as disclosed in Section 3.11 of the Disclosure Schedule.

          SECTION 3.12. Employee Benefit Matters. (a) Seller has listed on
Section 3.12(a) of the Disclosure Schedule and delivered or made available to Purchaser a true, complete and current copy of each benefit, employment, personal services, collective bargaining, compensation, deferred compensation, incentive, bonus, pension, retirement benefit, dependents' pension, government approved pension scheme, profit sharing, stock option, restricted stock, stock appreciation right, stock purchase, phantom equity, change in control, severance, accelerated termination or severance entitlement, vacation, time-off, perquisite and other similar agreement, plan, policy, usages d'enterprise and other arrangement (and any amendments thereto) (or written descriptions in the case of oral Benefit Plans), (i) covering one or more current employees or directors of Seller, or a Selling Subsidiary, or any of their respective Affiliates, who principally works, or provides services, for or with respect to the Business (each, a "Participant"), and currently maintained by Seller, or a Selling Subsidiary, or any of their respective Affiliates, or (ii) with respect to which Seller or any Selling Subsidiary, or any of their respective Affiliates, has or could have any liability (each, a "Benefit Plan"). Seller has delivered or made available to Purchaser, to the extent applicable, copies of (i) the last annual report with respect to each Benefit Plan (including those filed on Form 5500 filed with the IRS) including all schedules and exhibits thereto, (ii) the most recent summary plan description for each Benefit Plan, and (iii) each currently effective trust agreement, insurance or group annuity contract or other funding or financing arrangement forming part of any Benefit Plan.

          (b) Each Benefit Plan has been administered in material compliance with its terms and the applicable provisions of ERISA, the Code or other Law. To the Knowledge of Seller, there are no investigations by any Governmental Authority or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan that have had or would reasonably be expected to result in a material liability to Seller, Purchaser or their affiliates. All filings and documents relating to a Benefit Plan required to be filed with any Governmental Authority have been timely filed.

          (c) Each Benefit Plan that is intended to be a qualified plan under
Section 401(a) of the Code has received a determination letter from the IRS to the effect that such Benefit Plan is so qualified. To the Knowledge of Seller, no such Plan has been amended since the effective date of its most recent determination letter in any respect, and no circumstance exists, that is reasonably expected to result in its disqualification.

          (d) None of Seller, the Selling Subsidiaries and their respective Affiliates has, or would reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan that provides deferred compensation or retirement benefits and the liability for which is transferring, or could transfer, to Purchaser or any Purchaser Subsidiary (other than liabilities relating to claims for welfare benefits in the normal course), and all benefits, contributions and premiums relating to each Benefit Plan have been timely paid or made in accordance with the terms of such Benefit Plan and the terms of all applicable Laws.

          (e) Seller has provided Purchaser with data, records or information sufficient to identify those Benefit Plans that (i) provide defined benefit pension benefits, (ii) provide any benefits following termination of service or employment (other than pension plans, on a self-pay basis, pursuant to the terms of an individual agreement or pursuant to Section 4980B of the Code or Section 601 of ERISA), (iii) are "multiemployer plans" (as defined in Section 3(37) of ERISA), or "multiple employer welfare arrangements" (as defined in Section 3(40) of ERISA) or (iv) constitute "registered pension plans" as defined in Section 24B(1) of the Income Tax Act (Canada). Prior to Closing, Seller shall provide Purchaser with a schedule setting forth each Business Employee or Participant who (i) has accrued more than two years' worth of vacation accruals, (ii) is currently receiving disability benefits, (iii) has received any loan from Seller or any Selling Subsidiary or any of their respective Affiliates, (iv) has received from Seller, any Selling Subsidiary, or any of their respective Affiliates any discretionary severance or any severance under any formal or informal policy or practice or (v) except as may be provided pursuant to broad-based Benefit Plans providing pension or retirement benefits, is, or at any time will become, entitled to any payment, benefit or right, or any increased and/or accelerated payment, benefit or right, as a result of (I) such Participant's termination of employment with, or services to, Seller, any Selling Subsidiary, or any of their respective Affiliates, or (II) the execution of this Agreement or the consummation of the transactions contemplated hereby. No

Assumed Employee is or will be entitled to receive after the Closing to any payment or benefit from Purchaser or any Affiliate pursuant to a contract, agreement or Benefit Plan in effect on the date hereof that would not be deductible to such entity because of the consummation of the transactions contemplated by this Agreement.

          (f) No Business Employee is covered by a collective bargaining agreement and no Business Employee is currently represented by any labor union, in each case, in connection with their employment with Seller and the Selling Subsidiaries. To the Knowledge of Seller, there are no material representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal involving the Business Employees. Seller, the Selling Subsidiaries and the Companies are in material compliance with all Laws regarding the regulation of labor, employment, employment standards and workplace human rights, pay equity, employment equity, health and safety. No independent contractor, consultant, freelancer or other person principally working or providing works or services for or with respect to the Business is or is likely to be held to be an employee or working in a dependent relationship similar to an employment relationship, as defined by the relevant local Governmental Authorities, Social Security Agencies or applicable Law.

          (g) There are no grievances, unfair labor practices or employment discrimination charges, pay equity or employment equity complaints or claims of the Business Employees against Seller or any of its Subsidiaries pending, or, to the Knowledge of Seller, threatened before any Governmental Entity, except those that have not had and would not reasonably be expected to result in a material liability to Seller, Purchaser or their affiliates.

          SECTION 3.13. Taxes. Each of Seller and the Selling Subsidiaries has timely and duly filed or been included in, or will timely and duly file or be included in, all Tax Returns required to be filed by it or in which it is to be included with respect to Taxes relating to the Assets or the Business for any period ending on or before the Closing Date. All Taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them related to the Business) have been paid or will be paid except to the extent the same are being contested in good faith and have been adequately reserved for. There are no Liens or other encumbrances for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings) upon the Assets or Business. Nortel Networks Inc. is a U.S. person within the meaning of Section 7701(a)(30) of the Code. None of the Assets owned by Seller and the Selling Subsidiaries other than Nortel Networks Inc. are "U.S. real property interests" within the meaning of
Section 897 of the Code.

          SECTION 3.14. Environmental Matters. (a) The Business is in compliance in all respects with all Environmental Law and has obtained and is in compliance with all Environmental Permits, and Seller has not received any communication from any third party that alleges that the Business has failed to comply with any Environmental Law or Environmental Permit, except where any such failure to comply with Environmental Laws or to obtain and comply with Environmental Permits or the receipt of any such communication has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) There are no written Actions alleging any Environmental Liability or a violation of any Environmental Law pending or, to Seller's Knowledge, threatened relating to the Business or the Assets, except those Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.15. Material Contracts. (a) Section 3.15(a) of the Disclosure Schedule lists the following contracts and agreements as are primarily used or held for use or intended for use in, or that primarily arise out of, the Business (such contracts being "Material Contracts"):

          (i) each contract and agreement for the purchase of materials or personal property with any supplier or for the furnishing of services to the Business under the terms of which the Business (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2001 or (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract;

          (ii) each agreement or contract of the Business pursuant to which Seller and its Affiliates are obligated to provide services or maintenance to, or implement or install Products for, customers (all such agreements and contracts described in this Section 3.15(a)(ii), "Customer Contracts");

          (iii) each contract and agreement of Seller or any of its Affiliates involving the Business with a reseller, consultant or integrator;

          (iv) each broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contract and agreement that (A) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2001 or (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

          (v) any lease, sublease or similar contract with any Person under which Seller or a Selling Subsidiary is a lessor or sublessor of, or makes available for use to any Person, (A) any Assets or (B) any portion of any Leased Real Property;

          (vi) any lease, sublease or similar contract with any Person under which (A) Seller or a Selling Subsidiary is lessee of, or holds or uses, any machinery, Equipment, vehicle or other tangible personal property owned by any Person or (B) Seller or a Selling Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Seller or a Selling Subsidiary, in any such case having an aggregate future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by Seller or such Selling Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

          (vii) any contract granting a Lien (other than Permitted Liens) upon any Asset;

          (viii) any contract (including any so-called take-or-pay or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or a Selling Subsidiary or (B) Seller or any Selling Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

          (ix) any contract not otherwise included in the other clauses of this
     Section 3.15 that provides for indemnification of any Person with respect to liabilities relating to any current or former business of Seller or a Selling Subsidiary;

          (x) any contract for the sale of any Asset having a fair market value in excess of $100,000, or the grant of any preferential rights to purchase such Asset, or requiring the consent of any party to the transfer of an Asset having a fair market value in excess of $100,000;

          (xi) any contract not otherwise included in the other clauses of this
     Section 3.15 with any Governmental Authority involving an amount in excess of $100,000;

          (xii) any contract for any joint venture, partnership or similar arrangement;

          (xiii) all contracts and agreements relating primarily to indebtedness of the Business that have an amount outstanding in excess of $100,000;

          (xiv) all non-compete or similar agreements restricting the scope of the conduct of the Business that will be transferred at Closing;

          (xv) all other agreements of the Business that are otherwise material to the Business or use or operation of the Assets; and

          (xvi) all individual agreements with Business Employees.

          (b) Except as set forth on Section 3.15(b) of the Disclosure Schedule, each of the Customer Contracts pursuant to which Seller and its Affiliates (A) are obligated to provide services or maintenance to customers for consideration in excess of $50,000 in the aggregate during the six-month period ended June 30, 2001 or (B) are, as of the date hereof, obligated to implement Products for customers (all such Customer Contracts are referred to herein as "Specified Customer Contracts") contains provisions that expressly limit (i) the liability (except with respect to liability arising from (1) indemnification obligations in respect of intellectual property infringement claims by third parties, (2) liabilities resulting from third party claims for personal injury, bodily injury and damage to physical property or (3) liabilities resulting from the breach of any confidentiality provision under any such Customer Contract) of Seller and its Affiliates that are party thereto to the customer that is party thereto to a specific dollar threshold or other measurable amount, based on the fees or other payments received by Seller or its Affiliates or otherwise, and (ii) provide that Seller and its Affiliates are not subject to consequential, lost profit, punitive, indirect or special damages thereunder. Section 3.15(b) of the Disclosure Schedule (A) lists each Specified Customer Contract that does not contain provisions of the type described in clauses (i) and (ii) of the previous sentence and (B) indicates, with respect to each such Specified Customer Contract that does not contain a provision of the type described in clause (ii) of the previous sentence, a hypothetical limit on liability (except with respect to liability arising from (1) indemnification obligations in respect of intellectual property infringement claims by third parties, (2) liabilities resulting from third party claims for personal injury, bodily injury and damage to physical property or (3) liabilities resulting from the breach of any confidentiality provision under any such Customer Contract) to the customer that is party thereto, which limit is based on a specific dollar threshold or other measurable amount (based on the fees or other payments received by Seller or its Affiliates or otherwise) (each such limit with respect to the relevant Specified Customer Contract, the "Deemed Liability Limit").

          (c) Except as set forth on Section 3.15(c) of the Disclosure Schedule, Seller has made available to Purchaser true and correct copies of each Material Contract, as it may have been amended or modified prior to the date hereof.

          (d) Except for expiration and termination in accordance with its terms, each Material Contract is valid and binding on the respective parties thereto and is in full force and effect, subject to bankruptcy, insolvency, reorganization and Laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

          (e) All the Assumed Contracts are valid and in full force and effect, subject to bankruptcy, insolvency, reorganization and Laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. Each of Seller and its Affiliates to the extent a party thereto has complied in all respects with the terms thereof and there does not exist any default by Seller or its Affiliates and, to Seller's Knowledge, by any other party under any Assumed Contract or any event that, with notice or lapse of time or both, would constitute a breach or a default by Seller or its Affiliates and, to Sellers' Knowledge, by any such other party under any Assumed Contract. Except as disclosed in Section 3.15(e) of the Disclosure Schedule, neither Seller nor any of the Selling Subsidiaries has received written notice that any party to any Assumed Contract intends to cancel or terminate such Assumed Contract or to exercise or not exercise options or rights under such Assumed Contract. Except as disclosed in Section 3.15(e) of the Disclosure Schedule, all liabilities and obligations of Seller to be paid or performed on or before Closing Date under the Assumed Contracts have been, or will have been on the Closing Date, duly paid in full or performed in full or expressly reserved for in the Financial Statements.

          (f) No contracts between the Business (other than this Agreement or the Ancillary Agreements), on the one hand, and Seller or any of its Affiliates, on the other hand, will continue in effect subsequent to the Closing.

          SECTION 3.16. Customers. Section 3.16 of the Disclosure Schedule sets forth a list of (a) the ten largest customers of Seller or any of its Subsidiaries with respect to the Business in terms of sales during the fiscal year ended December 31, 2000, and (b) the ten largest customers of Seller or any of its Subsidiaries with respect to the Business in terms of sales during the six month period ended June 30, 2001, showing the approximate total sales of the Business to each such customer during the fiscal year ended December 31, 2000 and the six month period ended June 30, 2001, respectively. Except as set forth in Section 3.16 of the Disclosure Schedule, there has not been any material adverse change in the business relationship of Seller or any of its Subsidiaries with respect to the Business with any customer named in Section 3.16 of the Disclosure Schedule, and there have been no adverse changes in the business relationship of Seller or any of its Subsidiaries with respect to the Business with any customer that, in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Disclosure Schedule and except as set forth in a Material Contract, none of Seller or its Subsidiaries has made any legally binding promises regarding the delivery or development of services or products related to the Business. Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Business nor Seller or any of its Subsidiaries with respect to the Business had any customer who accounted for more than 5% of the sales of the Business during the fiscal year ended December 31, 2000 and the six month period ended June 30, 2001.

          SECTION 3.17. Brokers. Except for fees and commissions that will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

          SECTION 3.18. Intellectual Property. (a) Except as disclosed in
Section 3.18(a) of the Disclosure Schedule: (i) the Transferred Copyrights constitute any and all copyrights owned individually or jointly by Seller or any Selling Subsidiary as of the Closing Date in the Products or that relate primarily to the Business as presently conducted; (ii) the Transferred Trade Marks constitute any and all trade marks owned individually or jointly by Seller or any Selling Subsidiary as of the Closing Date that are used primarily in relation to the Products or primarily in relation to the Business as presently conducted; (iii) the Transferred Trade Secrets constitute any and all trade secrets owned individually or jointly by Seller or any Selling Subsidiary as of the Closing Date, or developed by Seller's or any Selling Subsidiary's employees as of the Closing Date, which are embodied in technology and processes that relate primarily to the Products or primarily to the Business as presently conducted; (iv) the Transferred Patents constitute any and all Patents which are owned individually or jointly by Seller or any Selling Subsidiary as of the Closing Date, or are invented by Seller's or any Selling Subsidiary's employees and yet to be assigned to Seller or any Selling Subsidiary as of the Closing Date, that relate primarily to the Products or primarily to the Business as presently conducted; (v) the Transferred Software constitute any and all computer software, including source code and object code, owned individually or jointly by Seller or any Selling Subsidiary as of the Closing Date that relate primarily to the Products or primarily to the Business as presently conducted; and (vi) the Other Transferred Intellectual Property constitute any and all Intellectual Property, other than the Transferred Patents, Transferred Trademarks, Transferred Copyrights, Transferred Trade Secrets, Network Identifiers, or the rights granted pursuant to the Third Party Licenses and Business Software Licenses, owned or authorized for use with respect to moral rights, privacy and publicity rights and similar rights (except Patents, trade marks, trade secrets, or copyrights) individually or jointly by Seller or any Selling Subsidiary that relate primarily to the Products or primarily to the Business as presently conducted.

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

          Except as set forth in Section 3.18(a) of the Disclosure Schedule and except for (i) the Transferred Intellectual Property, (ii) the rights granted pursuant to the Intellectual Property License Agreement and (iii) the rights granted pursuant to the Third Party Licenses and Business Software Licenses, no other Intellectual Property is required for Purchaser to continue to conduct the Business as presently conducted (including in connection with the development, manufacture, operation, promotion, marketing and sale of any and all Products and services sold by the Business). No representation or warranty is made under this paragraph with respect to the infringement of Intellectual Property rights, the representation and warranty with respect to which is set forth in Section 3.18(c).

          With respect to all Transferred Intellectual Property that is registered or for which an application for registration has been filed, Section 3.18(a) of the Disclosure Schedule sets forth a list of all jurisdictions in which such Transferred Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in
Section 3.18(a) of the Disclosure Schedule, (i) all the Transferred Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary for the conduct of the Business as presently conducted and (ii) Seller or a Selling Subsidiary is the sole and exclusive owner of all right, title and interest in and to such Transferred Intellectual Property and may exercise all rights pertaining thereto, without payment to any other person and (iii) the Seller or the Selling Subsidiaries have the right to transfer their rights in the Transferred Intellectual Property free and clear of all liens, claims and restrictions and encumbrances, except for Permitted Liens and software escrow provisions, if any, pursuant to any Customer Contract. No representation or warranty is made under this paragraph with respect to the infringement of Intellectual Property rights, the representation and warranty with respect to which is set forth in Section 3.18(c).

          (b) All rights, title and interests of the Seller and the Selling Subsidiaries in or related to the Products and the Transferred Intellectual Property are valid and in full force and effect and the Seller and the Selling Subsidiaries have the right to use all the Products and Transferred Intellectual Property as currently being used; provided that no representation or warranty is made as to the validity of any Transferred Patents. The consummation of the transactions contemplated in this Agreement will not conflict with, alter or impair any such rights. Except as disclosed in Section 3.18(b) of the Disclosure Schedule, no claims have been asserted against Seller or the Selling Subsidiaries (and to its Knowledge there are no claims which have been threatened against Seller or the Selling Subsidiaries or which have been asserted against others) by any person challenging Seller's or the Selling Subsidiaries' development, use or distribution of the Products or challenging or questioning the enforceability, validity or effectiveness of any of the Transferred Intellectual Property or asserting an ownership interest therein. No representation or warranty is made under this paragraph with respect to the infringement of Intellectual Property rights, the representation and warranty with respect to which is set forth in Section 3.18(c).

          (c) Except as disclosed in Section 3.18(c) of the Disclosure Schedule, the Products do not infringe upon, misappropriate or otherwise conflict with any Intellectual Property rights (other than Patent rights) of any Person, and to the Knowledge of Seller, the Products do not infringe upon, misappropriate or otherwise conflict with the Patent rights of, any Person; provided, that Seller makes no such representation with respect to any Intellectual

Property licensed from a third party (other than with regard to Third Party Licenses transferred to Purchaser).

          (d) The Seller and the Selling Subsidiaries have taken security measures to safeguard and maintain the secrecy and confidentiality of the Transferred Intellectual Property in accordance with protection procedures customarily used in the industry to protect rights of like importance.

          (e) Except as listed in Section 3.18(e) of the Disclosure Schedule, all Transferred Intellectual Property, and all portions thereof, were written, developed and/or otherwise created solely and exclusively by employees of Seller in the scope of their employment, without the assistance of any third party or entity, or by third parties on behalf of Seller and the Selling Subsidiaries.

          (f) No Action is pending or, to Seller's or the Selling Subsidiaries' Knowledge, threatened, which involves any Product or Transferred Intellectual Property that is material to the operation of the Business as presently conducted. Except as disclosed in Section 3.18(f) of the Disclosure Schedule, neither Seller nor any Selling Subsidiary is subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, or has entered into or is a party to any contract which restricts or impairs the use of any such Transferred Intellectual Property.

          (g) There are no Third-Party Licenses or Business Software Licenses that (i) are material to the Products or the Business as presently conducted and
(ii) are not transferable to Purchaser, excluding such Third-Party Licenses or Business Software Licenses that can be replaced with licenses obtained by Purchaser that have commercially reasonable terms. For purposes of this Section 3.18(g), "commercially reasonably terms" means terms that are, in the aggregate, materially similar to the terms under the applicable Third-Party Licenses and Business Software Licenses being replaced.

          SECTION 3.19. Personnel. Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the employee identification number, date of hire and current title and base salary by jurisdiction of each Business Employee and indicating whether any Business Employee is on any type of leave of absence.

          SECTION 3.20. Certain Business Practices. Neither Seller nor any Selling Subsidiary nor, to the Knowledge of Seller, any director, officer, employee or agent thereof has, with respect to the Business, (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (ii) made any material unlawful payment to any foreign, domestic or supra-national government official or employee or to any foreign or domestic political party or campaign or violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

          SECTION 3.21. Performance Representation. Seller and its Affiliates have not received and do not have any Knowledge regarding any injunctions or claims from administrative or judicial authorities or from clients or consumers in respect of epidemic failures affecting the Products, nor in respect of any requirements to recall such Products. There are no material defects, malfunctions or nonconformities in any of the Products, and there are no material errors in any of the user documentation; provided, however, that any defect, malfunction or nonconformity shall not be deemed to be material for purposes of this Section
3.21 it if its either intended to be or can be addressed in the next planned upgrade or maintenance release of such Product, and, provided further, that for the purpose of this paragraph "user documentation" means explanatory and informational materials concerning the Products, in printed or electronic format, which Seller has released for distribution to end users with the Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flowcharts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine-readable form. All Products perform in all material respects in accordance with the design specifications to which the Products were developed. No Product contains any timer, virus, copy protection device, disabling code, clock, counter or other limiting design or routing which is designed to cause such Product (or any portion thereof) to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed. The representations in this Section 3.21 are (i) made only with respect to the most recent numbered release of a Product shipped on or prior to the date hereof and prior versions thereof and (ii) not made with respect to any defects, malfunctions or nonconformities or any failure of a Product to perform that may arise directly or indirectly from the customization or modification or the Products by any customer or any other third party.

          SECTION 3.22. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, VALIDITY, COMPLETENESS, AND FITNESS FOR A PARTICULAR PURPOSE. SELLERS HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date only, as follows:

          SECTION 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and Laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

          SECTION 4.02. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the certificate of incorporation, other constituent documents or the by-laws (or other similar applicable documents) of Purchaser,
(b) conflict with or violate any Law or Governmental Order applicable to Purchaser (assuming the satisfaction of the condition in Section 8.02(b)) or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any material rights of termination, amendment, acceleration or cancellation under, or result in the creation of any Lien on any of the material assets or properties of Purchaser under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other legally binding arrangement to which Purchaser is a party.

          SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Agreement by Purchaser do not and the consummation or performance of this Agreement and each Ancillary Agreement by Purchaser will not, require any consent, approval, authorization, license, permit, order or other action by, or filing, registration or declaration with or notification to, any Governmental Authority, except those the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby, or as set forth in Section 4.03 of the Disclosure Schedule.

          SECTION 4.04. Absence of Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened which relate to this Agreement or the transactions contemplated hereby or which, individually or in the aggregate, would materially and adversely affect Purchaser's ability to consummate the transactions contemplated hereby.

          SECTION 4.05. Financial Ability. At the Closing, Purchaser will have cash available or will have borrowing facilities that together will be sufficient to enable it to consummate the transactions contemplated by this Agreement.

          SECTION 4.06. Brokers. Except for fees or commissions that will be paid by Purchaser, no broker, finder or investment banker is entitled to a fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless Purchaser otherwise agrees in writing, and except (A) as otherwise expressly permitted herein, (B) to the extent relating solely to Excluded Assets or Retained Liabilities, (C) as set forth in Section 5.01(a) of the Disclosure Schedule or (D) as required by Law, between the date hereof and the Closing Date, Seller shall (and shall cause the Selling Subsidiaries to) (i) cause the Business to be conducted only in the ordinary course in substantially the same manner as currently conducted, including in respect of the collection of accounts receivable, research and development efforts, advertising, capital expenditures, the maintenance of inventory, the incurrence of accrued expenses and other liabilities and obligations and the payment of accounts payable, (ii) use its commercially reasonable efforts to preserve the business organization and reputation of the Business, (iii) cause the Business to be conducted in compliance in all material respects with all Laws and regulations and (iv) use all commercially reasonable efforts to preserve in all material respects the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business deals to the end that the Business shall not be impaired at Closing; provided, however, that Seller shall not be required to (or cause the Selling Subsidiaries to) increase the compensation of, or provide (or cause the Selling Subsidiaries to provide) any other retention incentive to, any such key employee beyond that currently provided.

          (b) By way of amplification and not limitation, except (A) as otherwise expressly set forth herein, (B) to the extent relating solely to Excluded Assets or Retained Liabilities, (C) as disclosed in Section 5.01(a) of the Disclosure Schedule, or (D) as required by Law, between the date hereof and the Closing Date, Seller shall not (and shall cause the Selling Subsidiaries not to) permit the Business to do any of the following with respect to the Business without the prior written consent of Purchaser:

          (i) make any material change in the conduct of the Business;

          (ii) distribute, sell, assign, transfer, lease, license, encumber or otherwise dispose of any interest in any of the Assets, except for sale of inventory or the license of Products in the usual and ordinary course of business;

          (iii) permit, allow or suffer any Lien (other than a Permitted Lien) to be placed on any Asset (whether tangible or intangible);

          (iv) adopt, terminate or amend in any material respect (or enter into) any Material Contract (or agreement or arrangement that would be a Material Contract);

          (v) incur, assume or guarantee any liability, obligation or indebtedness other than in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Business incur or assume any long-term indebtedness for borrowed money;

          (vi) make or commit to make any capital expenditures in excess of $100,000 in the aggregate (other than budgeted or planned capital expenditures, in each case as set forth in Section 5.01(b)(vi) of the Disclosure Schedule, to Purchaser or otherwise in the ordinary course of business consistent with past practice);

          (vii) fail to maintain its Equipment and other assets in good working condition and repair in all material respects according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

          (viii) make any increase in the level of compensation or benefits to any Business Employees (except in the ordinary course of business consistent with past practice or as may be required under the existing terms of applicable Benefit Plans or other agreements) or terminate any Business Employees;

          (ix) pay any bonus, increased salary or special remuneration to, or modify the terms of any agreements relating to, any of the Business Employees (except in accordance with the existing terms of applicable Benefit Plans);

          (x) waive or release any right or claim, except in the ordinary course of business;

          (xi) otherwise take any action or engage in any transaction which would render any representation or warranty of Seller which is qualified as to materiality inaccurate in any respect, and any representation or warranty which is not so qualified inaccurate in any material respect as of the Closing Date;

          (xii) adopt or amend any Benefit Plan or employment contract with any Business Employee or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, except in each case as required by Law or with respect to any Person that is not a Business Employee;

          (xiii) cancel any material indebtedness (individually or in the aggregate) or knowingly waive, in connection with any such indebtedness, any claims or rights of substantial value;

          (xiv) except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates;

          (xv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Business;

          (xvi) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Business, except (x) inventory sold in the ordinary course of business and (y) any Excluded Asset; or

          (xvii) authorize, or commit or agree (orally or in writing) to take, any of the foregoing actions.

          (c) Seller will use commercially reasonable efforts promptly to notify Purchaser in writing of the occurrence of any matter or event that is material to the Assets or the condition (financial or otherwise), results of operations, working capital or properties of the Business including the receipt of any written notice by Seller or a Selling Subsidiary to the effect that a creditor, client, customer or other third party having a material business relationship with the Business intends to change such relationship because of the purchase and sale of the Assets or the consummation of any other transaction contemplated hereby.

          SECTION 5.02. Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the Closing, Seller and the Selling Subsidiaries shall use commercially reasonable efforts in good faith on a regular and frequent basis to consult with representatives for Purchaser regarding material operational developments, including the entering into, or the termination or amendment in any material respect, of any Customer Contract or Material Contract, and the general status of ongoing operations as reasonably requested by Purchaser or such representatives, in each case to the extent permitted by Law. Seller and the Selling Subsidiaries each acknowledge that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any liability or responsibility for any actions of Seller, the Selling Subsidiaries or any of their respective officers or directors with respect to matters that are the subject of such consultation unless Purchaser expressly consents to such action in writing.

          SECTION 5.03. Agreement Not To Compete. (a) Each of Seller and the Selling Subsidiaries understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.03 and, therefore, for a period of two years from the Closing Date, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly engage in the design, development and production ("Competitive Activities") of products that are directly in competition with the Products set forth on Section 5.03 of the Disclosure Schedule ("Competitive Products"), except that if any goods or services were not sold by the Business during the period of time that it was owned by Seller (collectively, "Permitted Goods and Services"), Seller may design, develop or produce any such Permitted Goods and Services notwithstanding anything contained in this Agreement.

          (b) Section 5.03(a) shall be deemed not breached as a result of any of the following: (i) the ownership by Seller or any of its Affiliates of (A) less than an aggregate of 15% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; (B) less than 10% in value of any class or series of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; (C) a Person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 15% of such Person's consolidated annual revenues for the fiscal year preceding the acquisition of such Person by

Seller or its Affiliates or (D) a Person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for more than 15% of such Person's consolidated annual revenues for the fiscal year preceding the acquisition of such Person by Seller or its Affiliates and if Seller or such Affiliate ceases such Competitive Activities (by divesting Competitive Products or otherwise) within one year of having acquired ownership of such Person; (ii) Seller's (or an Affiliate's) acting as a reseller, consultant or systems integrator with respect to Products or Competitive Products, including the implementation or modification thereof; (iii) Seller's (or an Affiliate's) entering into a strategic alliance, marketing agreement, referral arrangement or similar cooperative arrangement with respect to the marketing and sale of Competitive Products manufactured by Persons other than Seller and its Affiliates; or (iv) the design, development or production by Seller or any of its Affiliates of software and other products solely for its internal use.

          (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.03(a). Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

          SECTION 5.04. Access to Information. From the date hereof until the Closing (upon reasonable advance notice to Seller) during normal business hours, so that an uninterrupted and efficient transfer of the Business may be accomplished, Seller shall, and shall cause the Selling Subsidiaries and the officers, directors, employees, auditors and agents of the Business to, (a) afford the officers, employees and authorized agents and representatives of Purchaser full access to the offices, properties, books and records of the Business and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such available additional financial and operating data and other information regarding the Business as Purchaser may from time to time reasonably request; and use its reasonable best efforts to cause independent public accountants for Sellers to permit Purchaser's independent public accountants to inspect its accounting work papers and other records to the extent relating to the Business and the Assets, all in order that Purchaser may have full opportunity to make such investigations as it shall desire to make of the Business; provided, however, that Seller shall not be required to provide (or cause to be provided) any such information or access to the extent that such information or access would cause Seller or any Selling Subsidiary to be in breach of any confidentiality restrictions applicable to it.

          SECTION 5.05. Confidentiality. (a) Subject to Section 6.01, the terms of the Confidentiality Agreement, dated March 13, 2001, as amended August 24, 2001 between Seller and Purchaser (the "Confidentiality Agreement") is hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of Purchaser under the Confidentiality Agreement in respect of information relating to the Business shall terminate at the Closing. Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreement, the no-hire and non-solicitation provisions of the Confidentiality Agreement with respect to employees shall not prohibit Purchaser, prior to the termination of this Agreement, from making offers of employment to the Business Employees in accordance with Section 6.01, provided that Purchaser shall not hire any Business Employee prior to the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

          (b) After the Closing Date, except as may be required by Law, neither Seller nor any Selling Subsidiary nor any of their Affiliates nor any of the respective successors and assigns of Seller, Selling Subsidiaries and such Affiliates will, and each shall instruct its officers, directors, employees and advisors not to, retain any document, databases or other media embodying Transferred Intellectual Property or use, publish or disclose to any third person any such Transferred Intellectual Property; provided, however, that Seller shall be entitled to retain copies of any of the foregoing to the extent necessary in connection with prosecuting or defending any matter not assumed by Purchaser.

          SECTION 5.06. Regulatory and Other Authorizations; Consents. (a) Each party hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials or other legal requirements, including any required consultation with works counsels or workers' representatives, that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals or the satisfaction of any condition in
Article VIII.

          (b) Purchaser and Seller each agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any filings or applications required under the laws of any non-U.S. jurisdiction, including the European Union, or any nation thereof, as required with respect to the transactions contemplated hereby within ten Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or the laws of any non-U.S. jurisdiction. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.

          (c) Each party hereto agrees to use its reasonable best efforts to obtain and to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

          SECTION 5.07. Bulk Sales. Purchaser hereby waives compliance by Seller and the Selling Subsidiaries with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Business to Purchaser. Seller shall indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by third parties against Purchaser as a result of noncompliance by Seller or any Selling Subsidiary with any such bulk transfer law.

          SECTION 5.08. Insurance. (a) Effective 12:01 a.m. on the Closing Date, the Business shall cease to be insured by Seller's and Selling Subsidiaries' insurance policies. With respect to events or circumstances covered by insurance coverage written on an "occurrence basis," Seller and Selling Subsidiaries shall have no liability for occurrences that take place on and after 12:01 a.m. on the Closing Date. With respect to insurance coverage written on a "claims made" basis, Seller and Selling Subsidiaries shall have no liability under such insurance coverage for claims made after 12:01 a.m. on the Closing Date.

          (b) From and after the Closing Date, Seller and the Selling Subsidiaries shall not have any liability for self-insured workers' compensation claims with respect to the Assumed Employees in existence on the Closing Date or arising from any event or circumstance taking place subsequent to the Closing Date. Notwithstanding anything to the contrary contained herein, Seller and the Selling Subsidiaries shall be responsible for all claims or payments related to events occurring on or prior to the Closing Date except to the extent that an event occurring subsequent to the Closing Date results in additional claims or payments. Purchaser shall take all steps necessary under any Law to assume the liability for self-insured workers' compensation pursuant to this Section 5.08(b) and shall fully indemnify Seller and the Selling Subsidiaries with respect to any liability, claim, damage or expense of any kind whatsoever arising out of or relating to any self-insured workers' compensation claim assumed by Purchaser hereunder. Seller and the Selling Subsidiaries shall fully indemnify Purchaser with respect to any liability, claim, damage or expense of any kind whatsoever arising out of or relating to any self-insured workers' compensation claims retained by Seller or the Selling Subsidiaries hereunder. Purchaser shall cooperate with Seller and the Selling Subsidiaries in order to obtain the return or release of bonds or securities or indemnifications given by Seller or the Selling Subsidiaries to any state in connection with workers' compensation self-insurance with respect to the Business; and, in order to effectuate such return or release, Purchaser shall, to the extent required by any state, post its own bonds, letters of credit, indemnifications or other securities in substitution therefor.

          SECTION 5.09. Certain Services and Benefits Provided by Affiliates. Purchaser acknowledges that the Business currently receives from Seller and its Affiliates certain administrative and corporate services and benefits, including: computer and information processing services; finance, accounting and payroll services; facilities management services, treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; and human resources services. Purchaser further acknowledges that, except as otherwise expressly provided in the Transition Services Agreement, all such services and benefits shall cease, and any agreement in respect thereof shall terminate, as of the Closing Date and Seller acknowledges that no further payments with respect to such services shall be payable to Seller or any of its Affiliates as of the Closing Date.

          SECTION 5.10. Further Action. (a) Until the Closing, the parties shall use their reasonable best efforts to cause and facilitate the prompt satisfaction of all conditions in Article VIII, and to consummate and make effective the transactions contemplated by this Agreement.

          (b) From and after the Closing Date, all of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing (i) Seller shall (and shall cause the Selling Subsidiaries to) do all things

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

necessary, proper or advisable under Laws as requested by Purchaser (A) to put Purchaser in effective possession, ownership and control of the Assets and Purchaser shall cooperate with Seller for such purpose and (B) to assure that Seller, or any of the Selling Subsidiaries, as the case may be, rather than Purchaser, is the obligor in respect of all Retained Liabilities, and Purchaser shall cooperate with Seller for such purposes, and (ii) Purchaser shall do all things necessary, proper and advisable under Laws as requested by Seller to assure that Purchaser, rather than Seller or any Selling Subsidiary, is the obligor in respect of all Assumed Liabilities, and Seller shall cooperate with Purchaser for such purposes. Purchaser shall, upon the request of Seller, make the Business Employees available and cooperate in all reasonable respects with Seller and its Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Disclosure Schedule) filed or claimed against Seller, its Affiliates, agents, directors, officers and employees, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date (including by making Business Employees available to provide information and discovery documentation, take depositions and testify); provided, however, that Seller gives Purchaser reasonable advance notice and that such assistance does not interfere in any material respect with the operation of the Business as then conducted by Purchaser.

          SECTION 5.11. Ancillary Agreements. On or prior to the Closing Date each of Seller and Purchaser shall execute and deliver, and shall cause their respective Affiliates that are party thereto to execute and deliver, each of the Ancillary Agreements. Without limiting the foregoing, the parties shall negotiate in good faith to agree to a Real Estate License Agreement pursuant to which, among other things, the use of certain leased property will be licensed to Purchaser.

          SECTION 5.12. Obtaining Consents. Before, at and after the Closing, Seller shall use commercially reasonable efforts to obtain, as soon as practicable, all consents and waivers that are required to transfer to Purchaser all of the rights and obligations under each Material Contract and each other contract, permit and license constituting an Asset or an Assumed Liability, as the case may be. At least five Business Days before the Closing, Seller shall deliver a written notice to Purchaser setting forth a complete list of such Material Contracts and such other contracts, permits and licenses that, notwithstanding Seller's commercially reasonable efforts to obtain all consents required for the transfer thereof, will not be fully transferred at the Closing. The delivery of such notice shall not relieve either party of its obligations under the first sentence of this Section 5.12. Seller and Purchaser shall cooperate in any lawful arrangement to provide that Purchaser shall receive all benefits and be responsible for all liabilities (except for pre-Closing liabilities that are lost profits, consequential, special, indirect or punitive damages) under each such contracts, permits and licenses until all necessary consents are obtained and the full transfer thereof is effective. Nothing in this Agreement shall be construed as an attempt to transfer any contract, permit or license that is by its terms non-transferable without the consent of any Governmental Authority or another party thereto.

          SECTION 5.13. Retained Contracts and Identified Contracts. (a) On or prior to the Closing, (i) Seller shall use its commercially reasonable efforts to assign and delegate to Purchaser (or one more Subsidiaries of Purchaser designated by Purchaser), effective as of the Closing, the rights and obligations, as the case may be, under certain contracts of Seller and its Affiliates (the "Retained Contracts"), which rights and obligations are related to the Business and described in Section 5.13(a) of the Disclosure Schedule, and (ii) Purchaser shall use its commercially reasonable efforts to accept and assume (or cause one or more of its Subsidiaries to assume), effective as of the Closing, such rights and obligations, as the case may be.

          (b) If (i) any of the rights under the Retained Contracts that are described in Section 5.13(a) of the Disclosure Schedule is not assigned and accepted pursuant to Section 5.13(a) on or prior to the Closing or (ii) any of the obligations under the Retained Contracts that are described in Section 5.13(a) of the Disclosure Schedule is not delegated and assumed pursuant to
Section 5.13(a) on or prior to the Closing, then to the extent reasonably practicable, the parties shall use commercially reasonable efforts to enter into an alternative, lawful arrangement under which Purchaser (or one more Subsidiaries of Purchaser designated by Purchaser) shall, effective as of the Closing, have the benefit of such right or the burden of such obligation, as the case may be, in each case as if such right had been assigned and accepted or such obligation had been delegated and assumed, as the case may be.

          (c) As soon as practicable after the date hereof, Seller shall use its commercially reasonable efforts to deliver, or to cause to be delivered, to Purchaser, copies of the Customer Contracts identified on Section 3.15(a) of the Disclosure Schedule as "Identified Contracts" (collectively, the "Identified Contracts"). If any such Identified Contract was entered into in the ordinary course of business and contains commercially reasonable terms (which shall be determined by reference to the other Customer Contracts), then the Liabilities arising from any act, omission, event or circumstance occurring or arising thereunder shall be Assumed Liabilities, provided that such Identified Contract was delivered pursuant to the first sentence of this Section 5.13(c). If any such Identified Contract was not entered into in the ordinary course of business or contains terms that are not commercially reasonable (which shall be determined by reference to the other Customer Contracts), then Seller and Purchaser shall cooperate in good faith to enter into a lawful arrangement pursuant to which the benefits and liabilities thereunder are allocated between Seller and Purchaser in a reasonable manner consistent with the other Customer Contracts. If copies of any such Identified Contract are not delivered pursuant to the first sentence of Section 5.13(c), then Seller and Purchaser shall cooperate in good faith to enter into a lawful arrangement pursuant to which Purchaser will support the license and maintenance obligations in respect of such Identified Contracts (which obligations shall be determined by reference to the other Customer Contracts) and will be entitled to receive the benefits of such Identified Contracts (which benefits shall be determined based on the fees and payments currently being paid by the applicable customer).

          SECTION 5.14. Deletion of Non-Transferred Software. Purchaser agrees that, following the Closing Date, Purchaser shall not use and shall cause each of Purchaser's subsidiaries not to use any items of Business Software or other third-party software loaded on the Transferred Equipment as of the Closing Date which is not to be transferred or licensed to Purchaser pursuant to this Agreement, and which does not constitute an Asset. Purchaser shall, as soon as is reasonably practical, and in any event no later than forty-five (45) days following the Closing, delete all such non-transferred software from any of the Transferred Equipment on which it is installed.

          SECTION 5.15. Audited Financial Statements. Prior to the date that is 45 days after the Closing Date, Seller shall prepare and deliver to Purchaser
(a) audited balance sheets

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
and related statements of profit and loss and cash flows as of the end of and for each of the years ended December 31, 1998, December 31, 1999 and December 31, 2000 based on U.S. GAAP and (b) unaudited balance sheets and statements of net assets and related statements of profit and loss and cash flows for and as of the end of the nine month periods ended September 30, 2000 and September 30, 2001, in each case based on U.S. GAAP and on a stand-alone basis with respect to the Business. Seller understands that such financial statements will be filed with the U.S. Securities and Exchange Commission ("SEC"). Seller will assist, and request its accountants to assist, with respect to such filing and any other filings with the SEC or any other offering documents that include such financial statements, and Purchaser shall pay the cost of any consent or "comfort" letter of Seller's accountants required in connection with the inclusion of such financial statements in filings or offering documents. If the Closing Date is prior to or on December 15, 2001, (i) Seller will prepare and deliver, on the earlier of 45 days after the Closing Date or January 10, 2002, an unaudited statement of net assets as of the Closing Date and related statements of profit and loss for the period beginning October 1, 2001 and ending on the Closing Date, based on U.S. GAAP, and (ii) if the Closing Date is after December 15, 2001 but on or prior to December 31, 2001, Seller will prepare and deliver prior to January 10, 2002, such financial data relating to the Closing Date and such period beginning October 1, 2001 and ending on the Closing Date as the parties may reasonably agree. If the Closing Date is after December 31, 2001 but on or prior to March 25, 2002, Seller will prepare and deliver no later than the earlier of 45 days after the Closing Date and March 30, 2002, an unaudited statement of net assets as of the Closing Date and related statements of profit and loss for the period beginning January 1, 2002 and ending on the Closing Date, based on U.S. GAAP and for the period beginning October 1, 2001 and ending December 31, 2001. If the Closing is after March 25, 2002, Seller will prepare and deliver on the Closing Date audited statement of net assets and related statements of profit and loss and cash flows as of and for the year ended December 31, 2001, based on U.S. GAAP and on a stand-alone basis with respect to the Business. If (x) the Closing is after December 31, 2001 but on or prior to March 25, 2002 and (y) Purchaser is required to file audited financial statements related to the Business in connection with a transaction, other than the transactions contemplated by this Agreement, Seller shall use its reasonable best efforts to assist Purchaser in obtaining an audited statement of net assets and related statements of profit and loss and cash flows as of and for the year ended December 31, 2001, at Purchaser's expense. Purchaser shall take all reasonable measures requested by Seller to cooperate with Seller in connection with Seller's efforts to satisfy its obligations under this Section 5.15.

          SECTION 5.16. Exclusivity. Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, directors, representatives and agents not to) (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any third party relating to the direct or indirect acquisition of the Business or (except to the extent permitted by 5.01(b)(ii)) any material portion of the Assets, or (b) participate in any discussions or negotiations (and Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist in or participate in or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing. Seller will notify Purchaser promptly (but in any event within 48 hours) after Seller's receipt from any third party of any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party).

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

          SECTION 5.17. Certain Retained Liabilities. Purchaser shall notify Seller promptly upon receipt of any information relating to any Liabilities described in Section 2.02(b)(vii) and shall take all reasonable measures requested by Seller to cooperate with Seller in managing and mitigating any such Liability, including among other things, by providing Seller (i) the necessary assistance of Purchaser's personnel, (ii) access to the relevant source code and other technical data and information and (iii) access to relevant records, in each case upon reasonable notice and during normal business hours. Seller shall promptly reimburse Purchaser for all reasonable costs incurred by Purchaser with Seller's prior approval in connection with Purchaser's satisfaction of such obligations.

          SECTION 5.18. Covenant Not To Sue. Purchaser covenants to Seller not to sue Seller, its Affiliates, its agents or any customer of Seller or its Affiliates for patent infringement arising after the Closing Date based upon the use of technology, products or processes covered by the Transferred Patents, or for copyright infringement arising after the Closing Date based upon Seller's use of the Transferred Copyrights, or for any other claim under any of the Transferred Intellectual Property based upon Seller's or its agents' use of such Intellectual Property, in each case so long as such use (x) is reasonably related to business currently being conducted by Seller or its Affiliates (including any reasonable extensions thereof) and (y) is not a Competitive Activity, regardless of whether Section 5.03 is in effect.

          SECTION 5.19. Additional IP Rights. The parties agree for a period of twenty four (24) months after the Closing Date, that if Purchaser believes that an Intellectual Property right owned by Seller, directly or indirectly, as of the Closing Date was used primarily in the Products as of the Closing Date or primarily in the operation of the Business as of the Closing Date (and, with respect to Patents, being limited to those Patents owned by Seller or a Selling Subsidiary where at least one inventor was directly involved in the design and development of the Products), and is not listed on the respective schedule herein for the Transferred Intellectual Property, it promptly shall notify Seller thereof. Upon receipt of such notice by Seller, the parties will analyze the specific Intellectual Property right at issue, and upon a mutual determination by the parties that such Intellectual Property right was used primarily in the Products or primarily in the operation of the Business as of the Closing Date, as discussed herein, such Intellectual Property right will be transferred to Purchaser; provided that the foregoing shall not restrict any party hereto from referring to arbitration pursuant to Section 11.13 a dispute as to whether any such Intellectual Property right was used primarily in the Products or primarily in the operation of the Business. Any such Intellectual Property right transferred to Purchaser pursuant to this Section 5.19 will be subject to Section 5.18; provided that in event any such Intellectual Property right is material to a product or service of Seller or its Affiliates, the parties agree Seller shall receive a license to use such Intellectual Property right at the time such Intellectual Property right is transferred in accordance with this Section 5.19, the terms of which license shall be negotiated in good faith by Purchaser and Seller prior to such transfer, which terms at a minimum shall provide that such license shall not require the payment of any royalty or other payment by Seller for the use of such rights and such right shall be assignable by Seller in the event of a divestiture, the terms of which assignment shall be negotiated in good faith.

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
                                   ARTICLE VI

                                EMPLOYEE MATTERS

          SECTION 6.01. Specified Business Employees. (a) Purchaser shall, within fourteen (14) Business Days after the date hereof, offer employment on terms consistent with this Article VI, effective on the Closing (each such offer an "Employment Offer"), to each Specified Business Employee employed with the Business as of the date of such Employment Offer; provided that with respect to any such Specified Business Employees whose employment is transferred to Purchaser or a Purchaser Subsidiary by operation of Law, Purchaser shall provide such individual with a transfer letter in accordance with applicable Law in lieu of such Employment Offer. Each Employment Offer together with any such transfer letter shall be made in the form of an offer letter setting forth the terms of such Employment Offer and specifying a deadline of no more than 14 days after the date of the letter by which such Employment Offer must be accepted (each, together with any such transfer letter, an "Offer Letter"). The Employment Offer will offer employment for each Specified Business Employee at the same location or a location in reasonable proximity to the location at which such Specified Business Employee worked immediately prior to Closing. The form of the Offer Letters shall be as prescribed by Purchaser and reasonably agreed to by Seller.

          (b) Effective at the Closing, Seller and the Selling Subsidiaries shall terminate the employment of each Specified Business Employee who is employed in the United States (each, a "US Specified Business Employee") or who is employed in a location other than in the United States or Europe (each, a "Foreign Specified Business Employee") and in each case has accepted Purchaser's Employment Offer; provided that Seller and the Selling Subsidiaries shall not be required to take any action that would subject Seller or the Selling Subsidiaries to an obligation to provide severance to such U.S. Specified Business Employees or Foreign Specified Business Employees. The Purchaser or the applicable Purchaser Subsidiary shall immediately hire on the terms set forth herein and in the Employment Offers all US Specified Business Employees and Foreign Specified Business Employees.

          (c) To the extent required by Law, the employment of each Specified Business Employee employed in Europe (each, a "European Specified Business Employee") shall transfer at the Closing to Purchaser or the applicable Purchaser Subsidiary. To the extent required by Law, the employment of each Business Employee employed in Europe who is not a European Specified Business Employee (each, a "Mandatory Business Employee") shall transfer at the Closing to Purchaser or the applicable Purchaser Subsidiary. The term "Mandatory Business Employee" only includes those Business Employees employed in Europe (i) who are not Specified Business Employees and (ii) for whom applicable Law specifically requires a transfer of employment.

          (d) The "Assumed Employees" shall be (i) each Specified Business Employee who accepts an Employment Offer and commences active employment with the Purchaser or a Purchaser Subsidiary in accordance with the terms thereof on or after the Closing Date and (ii) each Mandatory Business Employee who transfers to Purchaser or a Purchaser Subsidiary by operation of Law; provided that (A) each Specified Business Employee who is on leave of absence on the Closing Date shall become an Assumed Employee on the date he or she reports for active employment with the Purchaser or a Purchaser Subsidiary after the Closing, which in any case must be within one year of the Closing; and (B) each Specified Business Employee who has accepted an Employment Offer and is described in Section 6.02(a)(iv) shall become an Assumed Employee on the date he or she reports for active employment with the Purchaser or a Purchaser Subsidiary after the date the Purchaser or the applicable Purchaser Subsidiary acquires all work permits required to employ such Specified Business Employee. Seller and its Affiliates and Purchaser and its Affiliates shall cooperate in good faith to take any action required by Law to implement the transfer of employment of the Assumed Employees.

          (e) As soon as practicable following the execution of this Agreement, Seller or the Applicable Seller Subsidiary shall provide such notice to, and consultation rights with, the Business Employees (or their representatives) as are required by Law and Purchaser agrees that it will provide such information as is required by Seller or such Selling Subsidiary for this purpose and shall reasonably cooperate with Seller in connection with these consultations.

          SECTION 6.02. Assumed Employees. (a) (i) During the period commencing at Closing and ending on July 1, 2002, Purchaser shall provide each Assumed Employee with the same base salary as the base salary provided by Seller or any Selling Subsidiary to such Assumed Employee immediately prior to Closing. During the period commencing at Closing and ending on December 31, 2001, Purchaser shall provide each Assumed Employee with the same sales compensation levels as the sales compensation levels provided by Seller or any Selling Subsidiary to such Assumed Employee immediately prior to Closing.

          (ii) Commencing January 1, 2002, Purchaser shall provide the Assumed Employees with an annual bonus plan that will provide for annual payments and will incorporate business performance and individual performance factors; provided that, the identity of the Assumed Employees eligible for such plan, the amount of the bonus opportunity and the performance targets shall be determined by Purchaser and any bonus earned by a Assumed Employee shall be paid at such time and in such manner as set forth in Purchaser's applicable bonus plan. (iii) During the one-year period immediately following the Closing Date, Purchaser shall provide the Assumed Employees with employee benefits and perquisites at levels that are substantially similar in the aggregate to those provided to similarly situated employees of Purchaser; provided that during the six month period immediately following the Closing, the Purchaser and the Purchaser Subsidiaries shall provide Assumed Employees with the severance benefits provided by Seller or any Selling Subsidiary to such Assumed Employees immediately prior to Closing to the extent such benefits were disclosed to Purchaser prior to the Closing.

          (iv) Purchaser shall use its commercially reasonable best efforts to promptly procure working permits for any Assumed Employee who needs such a permit in relation to his or her employment. Section 6.02(a)(iv) of the Disclosure Schedule sets forth a list of the Specified Business Employees who, as of the date hereof, must maintain work permits in relation to their employment. With respect to any such Assumed Employees for whom Purchaser is unable to procure such a working permit on or prior to the Closing Date, Seller shall continue to employ each such Assumed Employee (each, a "Loaned

     Employee") and lease such employee to Purchaser until such time that Purchaser obtains the necessary work permits for such employee (the "Lease Period"), which, provided that Seller promptly provides Purchaser with all required immigration information in its possession or control, shall not exceed six months. With respect to the Loaned Employees, Purchaser and Seller or applicable Selling Subsidiary shall execute a Loaned Employee Agreement in the form attached hereto as Exhibit F.

          (v) Effective as of the Closing, Purchaser shall lease the services of the persons whose names are listed in Section 6.02(a)(v) of the Disclosure Schedule from Seller for the period set forth in Section 6.01(a)(v) of the Disclosure Schedule and may not, without the prior written consent of Seller, solicit, attempt to solicit, or make any offer of employment to such persons during the period agreed by the parties. With respect to such persons, Purchaser and Seller or the applicable Selling Subsidiary shall execute a Transitional Employee Agreement in the form attached hereto as Exhibit G.

          (vi) Purchaser shall not communicate with any of the Specified Business Employees or provide to any Specified Business Employee any written communications or literature (including the Employment Offers) without previously notifying Seller and giving Seller a reasonable opportunity to review and comment on any such written communications or literature. Notwithstanding the foregoing, without the consent of Seller (which shall not unreasonably be withheld), Purchaser and the Purchaser Subsidiaries shall not (i) send any written communication to all, or a material percentage, of the Specified Business Employees or (ii) provide any material directions or orders regarding the Business to Specified Business Employees; provided that Seller shall have been deemed to have consented to any such communications if Seller's response is not received by Purchaser within 24 hours of the time Purchaser provided such communication to Seller for review.

          (vii) Seller or the applicable Selling Subsidiary shall be responsible for all claims incurred by Assumed Employees and their dependents on or prior to the date such individuals become Assumed Employees under Section 6.01(d) hereof (the "Cutoff Date") under medical, dental, hospitalization, vision, life, prescription drug, disability and other similar benefit plans. Purchaser shall be responsible for all claims incurred by Assumed Employees and their dependents after the Cutoff Date under medical, dental, hospitalization, vision, life, prescription drug, disability and other similar benefit plans of Purchaser. For purposes of this Section 6.02(a)(vii), a claim shall be deemed to have been incurred under a medical, dental, hospitalization, vision or other similar health plan on the date on which the service to which such claim relates is rendered; provided that the Seller and the Selling Subsidiaries shall be responsible for hospitalization expenses incurred by Assumed Employees or their dependents after the Cutoff Date to the extent such Assumed Employees or their dependents were hospitalized on the Cutoff Date and such expenses relate to that hospitalization.

          (viii) To the extent permitted by Law, Purchaser shall grant each Assumed Employee credit for eligibility and vesting purposes only under applicable Purchaser Plans for all periods of service for which such Assumed Employee was granted credit under a similar Benefit Plan, if any, in which such Assumed Employee was eligible to participate immediately prior to the Closing. For purposes of determining the severance, vacation and sick leave entitlements only of each such Assumed Employee following the Closing, Purchaser shall take into account all service taken into account under the severance, vacation and sick leave Benefit Plans, respectively, in which such Assumed Employee was eligible to participate immediately prior to the Closing or under any employment contract applicable to such Assumed Employee. For purposes of this Section 6.02(a)(viii), the term "Purchaser Plan" means an employee benefit plan, program or arrangement maintained by Purchaser or its Affiliates in which an Assumed Employee is or becomes eligible to participate following the Closing.

          (ix) With respect to the employee benefit plans of Purchaser that are dental, medical or health plans (the "Purchaser Welfare Plans") in which the Assumed Employees become eligible to participate after Closing, Purchaser shall (A) waive any exclusions for pre-existing conditions under Purchaser Welfare Plans that would result in a lack of coverage for any condition for which the applicable Assumed Employee or his or her covered dependants would have been entitled to coverage under the corresponding Benefit Plan in which such Assumed Employee or his or her covered dependents was an active participant immediately prior to his or her transfer to Purchaser Welfare Plan; (B) waive any waiting period under such Purchaser Welfare Plan to the extent that such period exceeds the corresponding waiting period under the corresponding Benefit Plan in which such Assumed Employee or his or her covered dependents was an active participant immediately prior to his or her transfer to Purchaser Welfare Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (C) provide each Assumed Employee or his or her covered dependents with credit for any deductibles paid by such Assumed Employee or his or her covered dependents prior to his or her transfer to Purchaser Welfare Plan (to the same extent such credit was given under the applicable Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Purchaser Welfare Plan for the plan year that includes such transfer; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. Nothing herein shall obligate Purchaser to amend any Purchaser Welfare Plan to cover any condition or treatment that is otherwise not covered by Purchaser's Welfare Plan.

          (x) Purchaser (A) shall credit each Assumed Employee for all vacation earned but not taken by, or paid out to, Assumed Employees as of Closing under the terms of the applicable Benefit Plan in effect on the date hereof, but only to the extent Seller has made the payment required in this
     Section 6.02(a)(x) and (B) shall not reduce any Assumed Employee's annual number of paid vacation days below the number of paid vacation days to which such Assumed Employee is entitled immediately prior to Closing, except that Assumed Employees in category JCI/1, 2 or 3 who have less than five years of service with Seller and the Selling Subsidiaries (including any predecessor entities) shall receive the same number of annual vacation days that similarly situated employees of the Purchaser receive (but not less than ten annual vacation days), and no later than thirty days after the Closing Date, Purchaser shall pay each such Assumed Employee a one-time cash payment equal to the excess of the value of fifteen vacation days over the number of annual vacation days provided by Purchaser in order to compensate such Assumed Employee for the reduction in vacation accruals in the future. Seller shall pay

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     Purchaser at the Closing an amount in cash equal to the value of the vacation credited to Assumed Employees under Section 6.02(a)(x)(A), above.

          (xi) For the period ending at the Closing, Seller or its applicable Selling Subsidiary shall provide each of the Specified Business Employees listed on Section 6.02(a)(xi) of the Disclosure Schedule with relocation benefits under Seller's current relocation policies ("Seller's Relocation Policies"), including making all payments related to tax gross-up costs and tax preparation fees. From the period beginning at the Closing and ending on the first anniversary of the Closing Date, Purchaser or the applicable Purchaser Subsidiary will provide the same such relocation benefits (pursuant to the terms and conditions of Seller's Relocation Policies) to such Specified Business Employees. At the end of such one-year period, if any such Specified Business Employee chooses to relocate to the location at which he or she worked for Seller prior to receiving such relocation benefits, Purchaser shall pay for such relocation pursuant to its own relocation policies. In addition and to the extent applicable, Purchaser shall be responsible for the relocation of offices of the Assumed Employees from locations of Seller and its Affiliates to locations of Purchaser and its Affiliates within a reasonable time after the Closing Date.

          (b) Notwithstanding the foregoing, (i) Purchaser and the Purchaser Subsidiaries shall comply with applicable Law in (A) providing Employment Offers to European Specified Business Employees and Foreign Specified Business Employees and (B) employing Foreign Assumed Employees after the Closing, and
(ii) the application of the provisions of Section 6.02(b) shall be modified with respect to Foreign Specified Business Employees to prevent duplication of any benefits such persons may receive in connection with the termination of their employment by Seller or its Affiliates. In addition, to the extent necessary to avoid the payment of severance in connection with the transfer of Foreign Specified Business Employees to the Purchaser or the Purchaser Subsidiaries at the Closing, the Purchaser or the applicable Purchaser Subsidiary shall provide at the Closing compensation and benefits to each Foreign Specified Business Employee that are no less favorable in the aggregate than those provided to such Foreign Specified Business Employee by Seller or the Selling Subsidiaries immediately prior to Closing.

          SECTION 6.03. Foreign Assumed Employees. (a) Notwithstanding anything to the contrary contained herein the following principles shall apply to Foreign Assumed Employees:

          (i) With respect to any obligation or liability related to any Foreign Assumed Employee that (X) is accrued as of the Closing or is based on such Foreign Assumed Employee's service before the Closing, and (Z) that is transferred to Purchaser or its Affiliates (by operation of law or otherwise) ("Transferred Obligations"), Seller and the Selling Subsidiaries shall promptly pay Purchaser an amount in cash equal to (A) the Transferred Obligations earned or accrued as of the Closing Date, taking into account a reasonable allowance for (I) the anticipated growth after the Closing in salary or other factors that increase the final benefit payable to Foreign Assumed Employees based on their pre-Closing service (i.e., calculated on a projected benefit basis as contemplated by FASB 87) and (II) the increase in such Transferred Obligations due to the passage of time from the Closing to the date Seller makes any payment required hereunder, minus (B) the sum of the fair market value of assets related to such Transferred Obligations transferred to Purchaser or its Affiliates and any provision for such Transferred Obligations reflected on the Financial Statements. In the event the parties cannot agree within 90 days of the Closing on the appropriate amount, if any, to be transferred to Purchaser pursuant to this clause, the parties shall select an independent third party actuary to determine the appropriate amount to transfer, whose determination shall be binding upon the parties. The costs of such actuary shall be split by the parties.

          (ii) The parties agree that the intent of this Section 6.03(a) is for Purchaser and its Affiliates to be financially responsible only for those obligations that would have been incurred if the Foreign Assumed Employees were first hired in connection with the Business on the Closing and this Section shall be interpreted consistently with that intent.

          (iii) The Specified Business Employees and Mandatory Business Employees listed in Section 3.19 of the Disclosure Schedule under the caption for each jurisdiction shall be referred to herein as such jurisdiction's Specified Business Employees or Mandatory Business Employees, as applicable and, in each case, the Specified Business Employees and Mandatory Business Employees of each jurisdiction who become Assumed Employees pursuant to this Section 6.03 shall be referred to herein as such jurisdiction's Foreign Assumed Employees.

          (b) Australia. (i) To the extent required by Law, Purchaser will promptly after the Closing (A) establish or nominate a superannuation fund pursuant to which Purchaser will provide superannuation benefits to the Australia Assumed Employees (the "Purchaser's Superannuation Fund"); and (B) take reasonable steps to provide that each Australia Assumed Employee becomes a participant in and member of Purchaser's Superannuation Fund, effective as of Closing.

          (ii) Within a reasonable time after the Closing Date, each Australia Assumed Employee will be given the opportunity to complete and sign an election form, in the form provided by or otherwise acceptable to the trustee(s) of the superannuation fund of Seller or the Selling Subsidiaries that covers Australia Assumed Employees (the "Seller's Superannuation Fund"), pursuant to which such employee may elect that such trustees either
     (A) provide such Australia Assumed Employee's Termination Benefit (as defined below) to such Australia Assumed Employee and transfer any amount of such Termination Benefit that is required to be preserved under Law to an acceptable superannuation arrangement nominated by such Australia Assumed Employee; or (B) transfer such Australia Assumed Employee's Termination Benefit in its entirety to an acceptable superannuation arrangement nominated by such Australia Assumed Employee (including Purchaser's Superannuation Fund). For purposes of this section, "Termination Benefit" shall mean, with respect to an Australia Assumed Employee, the benefit due to such employee under the governing rules of Seller's Superannuation Fund on the termination of such Australia Assumed Employee's employment with Seller or applicable Selling Subsidiary.

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          (iii) To the extent required by Law, with respect to each Australia
     Assumed Employee, Purchaser will provide each Australia Assumed Employee a benefit to be payable on his or her death or permanent disability while employed by Purchaser or its affiliate between Closing and the date he or she becomes a participant in and member of Purchaser's Superannuation Fund. The death or disability benefit payable under this Section 6.03(b)(iii) must be of an amount at least equal to the value of the benefit that would have been payable from Seller's Superannuation Fund if such Australia Assumed Employee had died or become permanently disabled immediately before Closing, taking into account for these purposes the Termination Benefit paid or payable to or in respect to such Australia Assumed Employee pursuant to this Section 6.03(b)(iii); provided that, Seller and the Selling Subsidiaries shall indemnify and hold the Purchaser and its Affiliates harmless against any cost, claim or expense under this Section 6.03(b)(iii) to the extent it relates to service of the Australia Assumed Employees with Seller and its Affiliates before the Closing.

          (c) Germany. Seller or the applicable Selling Subsidiary shall endeavor in good faith to obtain the voluntary termination of employment prior to the Closing of each German Mandatory Business Employee and the execution of an agreement by each German Mandatory Business Employee in favor of Seller and the Selling Subsidiaries that waives all claims to reinstatement and all other employment-related claims of such German Mandatory Business Employee. To induce the German Mandatory Business Employees to do so, Seller or the applicable Selling Subsidiary shall be required to offer a severance payment to each German Mandatory Business Employee in an amount equal to no less than the value of 10 months' of the total compensation paid to, or on behalf of, such German Mandatory Business Employee.

          (d) Italy. Seller or the applicable Selling Subsidiary shall endeavor in good faith to obtain the voluntary termination of employment prior to the Closing of each Italian Mandatory Business Employee and the execution of an agreement by each Italian Mandatory Business Employee in favor of Seller and the Selling Subsidiaries that waives all claims to reinstatement and all other employment-related claims of such Italian Mandatory Business Employee. To induce the Italian Mandatory Employees to do so, Seller or the applicable Selling Subsidiary shall be required to offer a severance payment to each Italian Mandatory Business Employee in an amount equal to no less than the value of 18 months' of the total compensation paid to, or on behalf of, such Italian Mandatory Business Employee.

          (e) France. If, and only if, Seller or the applicable Selling Subsidiary is not required to negotiate with the works council representing employees of Nortel Networks, S.A. or other employee representatives to which a similar legal scheme and enforcement mechanism apply in connection with the termination of any French Mandatory Business Employee hereunder, Seller or the applicable Selling Subsidiary shall endeavor in good faith to obtain the voluntary termination of employment prior to the Closing of each French Mandatory Business Employee and the execution of an agreement by each French Mandatory Business Employee in favor of Seller and the Selling Subsidiaries that waives all claims to reinstatement and all other employment-related claims of such French Mandatory Business Employee. To induce the French Mandatory Employees to do so, Seller or the applicable Selling Subsidiary shall be required to offer a severance payment to each French Mandatory Business Employee in an amount equal to no less than the value of (i) 12 months' of the total compensation paid to, or on behalf of, each French Mandatory Business Employee with two or more years of service with Seller or the Selling Subsidiaries or (ii) six months' of the total compensation paid to, or on behalf of, each French Mandatory Business Employee with less than two years of service with Seller or the Selling Subsidiaries.

          (f) Other European Jurisdictions. Subject to Section 6.03(c), (d) and
(e) and except as set forth below, Seller or the applicable Selling Subsidiary shall endeavor in good faith to obtain the voluntary termination of employment prior to the Closing of all other Mandatory Business Employees and the execution of an agreement by all other Mandatory Business Employees in favor of Seller and the Selling Subsidiaries that waives all claims to reinstatement and all other employment-related claims of such Mandatory Business Employees. To induce the Mandatory Business Employees to do so, Seller or the applicable Selling Subsidiary shall be required to offer a severance payment to each such Mandatory Business Employee in an amount mutually agreed upon by the parties in good faith, but which shall be consistent with the local practice of each jurisdiction. This Section 6.03(f) shall not apply to (i) the United Kingdom,
(ii) the Netherlands or (iii) any other jurisdiction where such a course of action would either delay the Closing Date for such jurisdiction or would constitute a criminal offense under applicable Law.

          (g) Each of Purchaser and Seller shall (and shall cause its relevant Affiliates to) cooperate in connection with the consultation with any works council in any jurisdiction that requires such consultation.

          SECTION 6.04. Mandatory Assumed Employees. (a) The Purchaser or the applicable Purchaser Subsidiary shall, in accordance with applicable Law, employ each Mandatory Business Employee employed by Seller or any Selling Subsidiary on the Closing Date (each, a "Mandatory Assumed Employee"). In addition, the term Mandatory Assumed Employee shall include each employee related to the Business terminated by Seller or a Selling Subsidiary prior to the Closing that Purchaser or a Purchaser Subsidiary is required to employ after Closing (each, a "Mandatory Assumed Employee").

          (b) United Kingdom. As soon as reasonably practicable but not later than 30 days after the Closing Date in the United Kingdom, the Purchaser or the applicable Purchaser Subsidiary shall terminate the employment of each UK Mandatory Assumed Employee. The Purchaser or the applicable Purchaser Subsidiary shall endeavor in good faith to procure that termination of the Mandatory Assumed Employees will be effected in accordance with applicable Law so as to minimize the amount of severance or other benefits paid to the Mandatory Assumed Employees; provided that neither the Purchaser nor any of the Purchaser Subsidiaries represents or warrants that such terminations will be considered "fair" or "legitimate" terminations under applicable Law. In particular, but without limiting the generality of the foregoing, the Purchaser or the applicable Purchaser Subsidiary shall:

          (i) From the date of this Agreement until Closing, as reasonably requested by Seller, undertake in good faith to collectively consult with its employees pursuant to s188 Trade Union and Labour Relations (Consolidation) Act 1992, notwithstanding the fact that the Purchaser or the applicable Purchaser Subsidiary is not the employer of the UK Mandatory Assumed Employees during the relevant period. For the avoidance of doubt, as reasonably requested by Seller with adequate notice to Purchaser, Purchaser or the Applicable Purchaser Subsidiary shall attend and participate in consultation meetings with the employee representatives of the UK Mandatory Assumed Employees and provide the employees' representatives with all reasonable information as to its intentions with respect to the UK Mandatory Assumed Employees after Closing.

          (ii) From the date of this Agreement until Closing, send such documentation to the UK Mandatory Assumed Employees as local counsel to Purchaser advises is necessary or appropriate.

          (iii) From the date of this Agreement until Closing, not send any documentation (including, without limitation, any letter of termination) to the UK Mandatory Assumed Employees or make any formal or informal, written or verbal, communication to the UK Mandatory Assumed Employees without such documentation or communication having first been approved by Seller (such approval not to be unreasonably withheld or delayed).

          (iv) Be willing and able to enter into compromise agreements (in a form consistent with the requirements of such agreements by virtue of s203(2)(f) and s203(3) Employment Rights Act 1996) with the Seller or applicable Seller Subsidiary and each of the UK Mandatory Assumed Employees in the form that the Seller requires, whether before, on or after the Closing Date.

          (c) Other European Jurisdictions. With respect to European jurisdictions other than the United Kingdom, as soon as reasonably practicable after the Closing (after giving effect to any required employee consultations), the Purchaser or the applicable Purchaser Subsidiary shall terminate the employment of each Mandatory Assumed Employee. Purchaser or the applicable Purchaser Subsidiary shall endeavor in good faith to do all things necessary, both before and after the Closing, to procure such termination of the Mandatory Assumed Employees in accordance with applicable Law so as to minimize the amount of severance or other benefits paid to the Mandatory Assumed Employees; provided that neither the Purchaser nor any of the Purchaser Subsidiaries represents or warrants that such terminations will be considered "fair" or "legitimate" terminations under applicable Law. In particular, but without limiting the generality of the foregoing, the Purchaser or the applicable Purchaser Subsidiary shall:

          (i) From the date of this Agreement until Closing (but only to the extent consistent with local practice in each jurisdiction for similar transactions), use its commercially reasonable efforts to collectively consult with its employees with the Mandatory Assumed Employees, notwithstanding the fact that the Purchaser or the applicable Purchaser Subsidiary is not the employer of the Mandatory Assumed Employees during the relevant period.

          (ii) From the date of this Agreement until Closing (but only to the extent consistent with local practice in each jurisdiction for similar transactions), send such documentation to the Mandatory Assumed Employees as local counsel to Purchaser advises is necessary or appropriate.

          (iii) From the date of this Agreement until Closing, not send any documentation to the Mandatory Assumed Employees or make any formal or informal, written

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

or verbal, communication to the Mandatory Assumed Employees without such documentation or communication having first been approved by the Seller (such approval not to be unreasonably withheld or delayed).

          (d) Seller and the Selling Subsidiaries shall jointly and severally indemnify and hold Purchaser and the Purchasing Subsidiaries harmless against any and all costs, expenses, claims or damages associated with or related to the employment or termination of the Mandatory Assumed Employees, including, but not limited to, (i) the cost of all salaries, bonuses, incentive payments, benefits, payroll taxes, perquisites or contributions made to, paid on behalf of, or related to the Mandatory Assumed Employees, (ii) severance, termination or pay-in-lieu-of-notice payments made to, or on behalf of, any Mandatory Assumed Employees, (iii) damages, fines or penalties related to the Mandatory Assumed Employees (including, but not limited to, any failure to inform or consult), whether imposed by contract, agreement or Law, (iv) all other expenses incurred in connection with, or related to, the employment or termination of the Mandatory Assumed Employees, including, but not limited to, filing fees, travel expenses and attorney's fees and (v) all costs, fees, damages, settlement or expenses incurred by Purchaser or any Purchaser Subsidiary in connection with any action or claim described in this Section 6.04(d); provided that if any Mandatory Assumed Employee of any jurisdiction has not been terminated prior to the expiration of the applicable period set forth on Section 6.04(d) of the Disclosure Schedule the obligations of Seller and the Selling Subsidiaries under this Section 6.04(d) with respect to such Mandatory Assumed Employee shall continue after such period only if Purchaser or the applicable Purchaser Subsidiary is pursuing the termination of such Mandatory Assumed Employees in good faith in accordance with applicable Law, it being understood that this proviso shall in no way limit the obligations of Seller or the Selling Subsidiaries with respect to expenses, costs, damages or losses (regardless of when incurred) related to Indemnifiable Terminations of Mandatory Assumed Employees. For this purpose, "Indemnifiable Terminations" means terminations of Mandatory Assumed Employees by Purchaser or a Purchaser Subsidiary which occur during the applicable period or while the Purchaser or applicable Purchaser Subsidiary continues to act in good faith. The parties agree and acknowledge that the intent and purpose of this Section 6.04(d) is to place the parties in the economic position they would have occupied if (I) the employment of the Mandatory Assumed Employees had not transferred to Purchaser or the Purchaser Subsidiary and (II) Seller or the Selling Subsidiaries had taken the actions taken by Purchaser and the Purchasing Subsidiaries in connection with the Mandatory Assumed Employees during the applicable period and after the applicable period assuming the Purchaser or Purchaser Subsidiary acts in good faith.

          (e) In the event any Mandatory Assumed Employee brings any action or claim against the Purchaser or any Purchaser Subsidiary, Purchaser or the applicable Purchaser Subsidiary shall have the full authority to control, defend or settle such action or claim; provided that Seller will be kept informed as to the existence of all material actions taken in respect of such claims and must consent to any settlement that (i) requires any remedy other than the payment of money damages or (ii) requires the payment of more than two times a Mandatory Assumed Employee's annual compensation.

          SECTION 6.05. Additional Benefits Agreements. (a) Section 6.05(a) of the Disclosure Schedule sets forth a contingent payment for certain Assumed Employees employed in the United States (a "Benefit Gap Payment"). Prior to the Closing, Purchaser shall calculate a

Benefit Gap Payment for certain other Assumed Employees (which, in the aggregate for such Assumed Employees, shall not exceed $3,000,000 minus the aggregate payments shown on Section 6.05(a) of the Disclosure Schedule) intended to compensate such Assumed Employees for the difference in value between the benefits provided to such Assumed Employees prior to Closing by Seller or the Selling Subsidiaries and the benefits provided to such Assumed Employees after Closing by Purchaser or the applicable Purchaser Subsidiary. Purchaser shall pay the applicable Benefit Gap Payment in two equal installments on the six month anniversary of the Closing Date and the first annual anniversary of the Closing Date to the relevant Assumed Employees if, and only if, such Assumed Employees are on the active payroll of the Purchaser or its Affiliates on each such date.

          (b) Purchaser shall provide a retention pool consisting of (i) US$5,000,000 in cash and (ii) options to purchase 900,000 shares of Purchaser common stock (the "Retention Options"). Seller shall provide a retention pool of US$7,500,000 in cash. (Purchaser's retention pool and Seller's retention pool shall collectively be referred to herein as the "Retention Pool"). The entire Retention Pool shall be used for the purpose of retaining the services of the Specified Business Employees through the Closing Date and for a reasonable period thereafter, and shall be allocated (in the case of cash) and granted (in the case of Retention Options) as of the Closing Date to the individuals listed and in the amounts and at the times indicated on Section 6.05(b) of the Disclosure Schedule. The Retention Options shall be granted by Purchaser as of the Closing Date to the Assumed Employees listed and in the amounts indicated on
Section 6.05(b) of the Disclosure Schedule, and shall have (A) an exercise price equal to the fair market value of Purchaser common stock on the Closing Date, and (B) a vesting schedule pursuant to which not less than 25% of the options vest on each of the first through the fourth anniversaries of the Closing Date; provided that Purchaser and its Affiliates shall not be required to grant any Retention Options in violation of applicable Law. No later than 30 days prior to the date any Assumed Employee's rights to any portion of the Retention Pool vests (as set forth on Section 6.05(b) of the Disclosure Schedule) (each such date, a "Vesting Date"), Purchaser shall provide a written notice (the "Certificate") to Seller certifying the amount of the retention payments owed by Seller on such Vesting Date as described on Section 6.05(b) of the Disclosure Schedule. No less than 15 days prior to the applicable Vesting Date, Seller or the Selling Subsidiaries shall transfer to Purchaser an amount, in readily available funds, equal to the amount owed by Seller as shown on the Certificate. As soon as practicable after the applicable Vesting Date, Purchaser shall pay its portion of the retention payments that vested on the Vesting Date and shall pay on behalf of Seller Seller's portion of such payments. Purchaser shall promptly refund to Seller Seller's portion of any retention payments shown on the Certificate that do not vest on the Vesting Date.

          (c) Seller and the Selling Subsidiaries shall amend, or cause to be amended, each bonus incentive plan applicable to any Assumed Employee ("Seller's Bonus Plans") to provide that such Assumed Employee shall continue to be eligible for any bonus incentive for the bonus cycle in effect on the Closing (the "Current Bonus Cycle"). As soon as reasonably practicable after the end of the Current Bonus Cycle, Seller and the Selling Subsidiaries shall determine the bonus, if any, to be paid to each Assumed Employee under the terms of Seller's Bonus Plans (the "Final Bonus Payment"). The Purchaser shall reimburse Seller the Applicable Amount of each Assumed Employee's Final Bonus Payment to the extent (i) an Assumed Employee's Final Bonus Payment is consistent with bonus payments made worldwide to similarly situated employees of

Seller or its Affiliates and (ii) Seller has disclosed to Purchaser prior to the date hereof the aggregate amount of Final Bonus Payments reasonably expected to be paid. For this purpose, the "Applicable Amount" of each Assumed Employee's Final Bonus Payment is an amount equal to the product of (X) such Assumed Employee's Final Bonus Payment and (Y) a fraction, the numerator of which is the total number of days from the Closing Date to December 31, 2001 and the denominator of which is the total number of days in the Current Bonus Cycle.

          SECTION 6.06. Seller's Additional Indemnity Obligations. In addition to its other obligations hereunder, the Purchaser shall not be responsible for, and the Seller and the Selling Subsidiaries shall indemnify and hold the Purchaser and its Affiliates harmless against, liabilities or claims related to:
(A) any current or former employee of the Seller or any Selling Subsidiary who is not a Specified Business Employee, (B) Specified Business Employees who decline the Purchaser's Employment Offer, (C) the termination of employment of any Specified Business Employee or Assumed Employee by the Seller or any Selling Subsidiary on the Closing; provided that Purchaser has complied with its obligation under this Article VI (it being understood that such proviso shall only be applicable to the extent such non-compliance affects the amount of the indemnity hereunder) and (D) any event or occurrence with respect to Assumed Employees that occurred on or before the Closing, except such events or occurrences that are a result of the acts or omissions of Purchaser or any of its Affiliates other than any such acts or omissions taken (or not taken) in compliance with, or pursuant to, this Article VI. Without limiting the foregoing, the Seller, the Selling Subsidiaries and their Affiliates shall be responsible for providing all notifications, payments or benefits required to be provided under The Worker Adjustment and Retraining Notification Act of 1989, as amended or any similar federal, state or local statute (collectively, "Notification Statutes") to individuals terminated by the Seller, the Selling Subsidiaries or their Affiliates on or prior to Closing.

          SECTION 6.07. Purchaser's Additional Indemnity Obligations. Neither Seller nor any Selling Subsidiary shall be responsible for, and the Purchaser and its Affiliates shall indemnify and hold Seller and the Selling Subsidiaries and their Affiliates harmless against severance liabilities or claims for severance related to: (A) any violation of Section 6.02(b) by Purchaser or the applicable Purchaser Subsidiary or a failure to continue after Closing to provide the compensation and benefits specified in Section 6.02(b) for Foreign Specified Employees; provided that for such liabilities to be eligible for reimbursement or indemnification hereunder, any such failure or violation must occur prior to the second anniversary of Closing or (B) the failure of Purchaser or any applicable Purchaser Subsidiary to provide severance to Assumed Employees (other than Mandatory Assumed Employees) in accordance with the proviso of
Section 6.02(a)(iii)). In addition, Purchaser and its Affiliates shall pay Seller and its Affiliates at the Closing $7,000,000 in readily available funds related to the termination of certain Business Employees. Purchaser and its Affiliates shall be responsible for providing all notifications, payments or benefits required to be provided under the Notification Statutes to individuals terminated by the Purchaser or any of its Affiliates after the Closing.

                                  ARTICLE VII

                                  TAX MATTERS

          SECTION 7.01. (a) Except as provided in Section 7.01(b), Seller and Purchaser shall bear equally any real property transfer or gains, sales, use, transfer, value added, consumption, goods and services, stock transfer, stamp duties, and any similar Taxes, duties, registration charges or other like charges which become payable in connection with the transactions contemplated hereby (including penalties and interest thereon, other than penalties and interest described in the last sentence of this Section 7.01(a)) ("Transaction Taxes"), and the parties shall reasonably cooperate to file such documents and Tax returns in respect of a Transaction Tax as necessary, including, to the extent reasonable, as determined by the parties acting in good faith, filing such applications and documents as shall permit any such Transaction Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Purchaser shall complete, execute and provide Seller with an executed copy of the resale or other exemption certificates with respect to the inventory items sold hereunder to the extent Seller provides Purchaser with such certificates. Seller and Purchaser, as required, shall prepare such certificates in a form that meets the legal requirements of the relevant states, localities or other taxing jurisdictions. For the avoidance of any doubt, any penalties or interest imposed as a result of a party's sole negligence in timely and accurately paying any Transaction Taxes to a relevant taxing jurisdiction shall be borne solely by such party.

          (a) Section 7.01(a) shall not apply to the extent that the Transaction Tax is refundable ("Refundable Transaction Taxes") to the party legally responsible for paying such Transaction Tax in accordance with the applicable provisions of the law of the taxing jurisdiction, in which case such Refundable Transaction Taxes shall be the sole liability of such legally responsible party; provided, however, that Section 7.01(a) shall apply to any Refundable Transaction Tax to the extent such Refundable Transaction Tax is not actually refunded or refundable within 6 months of the date of payment of such Tax.

          (b) Seller and Purchaser agree to treat all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranty or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof. Any indemnification payment made pursuant to this Agreement shall be (i) increased to take into account any net Tax cost incurred by the indemnified party arising from the receipt or accrual of indemnity payments hereunder (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the deductibility of any indemnified amount.

          (c) Subject to Section 7.01(a) of this Agreement, (i) Seller and the Selling Subsidiaries, as the case may be, shall bear all Taxes of any kind relating to all Tax periods or portions thereof ending on or before the Closing Date (including as a result of Treasury Regulation Section 1.1502-6(a) or any similar provision under state, foreign or local law) and (ii) Purchaser shall bear all Taxes relating to the Assets or the conduct or operation of the Business for all Tax periods or portions thereof beginning after the Closing Date.

          (d) For purposes of this Agreement, any real property, sales, use, value added, consumption, goods and services, stock transfer, stamp duties, ad valorem and similar Taxes shall be allocated between portions of a Tax period that includes (but does not end on) the Closing Date (a "Straddle Period") in the following manner: (i) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value-added and similar transaction-based Taxes (other than Transaction Taxes allocated under Section 7.01(a) of this Agreement), shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

          (e) Seller shall be entitled to any refunds or credits of Taxes relating to the Assets or the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date. Purchaser shall be entitled to any refunds or credits of Taxes relating to the Assets or the Business for any taxable period (or portion thereof) beginning after the Closing Date.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) Except for any inaccuracy that has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the representations and warranties of Purchaser contained in Article IV (disregarding all references to materiality contained therein) shall be true and correct (A) as of the Closing Date as restated on and as of such date or (B) if made as of a date specified therein, as of such date, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

            (ii) The covenants, obligations, conditions and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects except that Purchaser shall have complied in all respects with its obligations under
      Section 2.03(a) hereof, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (b) Competition and Antitrust. Any waiting period under Law relating to competition or antitrust in connection with the purchase of the Assets contemplated hereby shall have expired or shall have been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority (including the consultation procedures contemplated by Section 1.04) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

          (c) No Action or Proceedings; No Governmental Order. No Action by any Governmental Authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement. There shall be no Governmental Order in existence that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

          (d) Ancillary Agreements. Purchaser and its Affiliates shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

          SECTION 8.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties, Covenants. (i) Except for any inaccuracy that has not had and would not reasonably be expected to have a Material Adverse Effect, the representations and warranties of Seller contained in Article III (disregarding all references to materiality or Material Adverse Effect contained therein) shall be true and correct (A) as of the Closing Date as restated on and as of such date as provided in Article III or (B) if made as of a date specified therein as of such date, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

          (ii) The covenants, obligations, conditions and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

          (b) Competition and Antitrust. Any waiting period under Law relating to competition or antitrust in connection with the purchase of the Assets contemplated hereby shall have expired or shall have been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority (including the consultation procedures contemplated by Section 1.04) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

          (c) No Action or Proceedings; No Governmental Order. No Action by any Governmental Authority shall have been instituted or threatened (i) to restrain, prohibit or invalidate the transaction, contemplated by this Agreement or (ii) which would affect in a material respect the right of Purchaser to own, operate or control, after the Closing, the Assets or the Business or any material portion thereof. There shall be no Governmental Order in existence that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

          (d) Ancillary Agreements. Seller and each of the Selling Subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

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                                 ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

          (a) by the mutual written consent of Seller and Purchaser;

          (b) by Seller or Purchaser, if the Closing shall not have occurred prior to April 1, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

          (c) by Seller in the event a condition set forth in Section 8.01 becomes incapable of being fulfilled and such condition has not been waived; or

          (d) by Purchaser in the event a condition set forth in Section 8.02 becomes incapable of being fulfilled and such condition has not been waived;

provided, however, that the party seeking termination pursuant to clause (b),
(c) or (d) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability or obligation on the part of any party hereto, except (i) as set forth in
Section 5.05, Sections 11.02, 11.03, 11.04 and 11.13 and (ii) nothing herein shall relieve either party from liability for any willful breach hereof or failure to perform hereunder or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          SECTION 9.03. Waiver. At any time prior to the Closing, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE X

                                 INDEMNIFICATION

          SECTION 10.01. Indemnification by Purchaser. Subject to the limitations set forth in this Article X, after the Closing, Purchaser shall indemnify and hold Seller and the Selling Subsidiaries, their Affiliates, and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Seller Indemnified Parties") harmless

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

from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations, penalties, fines, Taxes and reasonable fees and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and other legal costs and expenses reasonably incurred) (collectively, the "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of, in connection with or otherwise with respect to:

          (a) the breach of any representations and warranties made by Purchaser in or pursuant to this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement and the Transition Services Agreement);

          (b) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement and the Transition Services Agreement);

          (c) any Assumed Liabilities; or

          (d) any amounts for which Purchaser is liable under Article VII.

          SECTION 10.02. Indemnification by Seller. Subject to the limitations set forth in this Article X, after the Closing, Seller shall indemnify and hold Purchaser and its Affiliates, and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for, any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of, in connection with or otherwise with respect to:

          (a) the breach of any representations and warranties made by Seller in or pursuant to this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement and the Transition Services Agreement);

          (b) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement and the Transition Services Agreement);

          (c) any Retained Liabilities; or

          (d) any amounts for which Seller is liable under Article VII.

          SECTION 10.03. Limitations on Indemnification. (a) The amounts for which the parties shall be liable under Sections 10.01 and 10.02 shall be net of any insurance actually recovered by the indemnified parties from their own insurance policies, in each case in connection with the facts giving rise to the right of indemnification.

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

          (b) Notwithstanding any other provision to the contrary:

          (i) Seller shall have no liability under Section 10.02(a) or Section 10.02(b) (to the extent it results from a failure to carry out, perform, satisfy and discharge its obligations under Section 5.01) in connection with any particular event, fact or development unless and until the aggregate liability that Seller would, but for this Section 10.03(b)(i), have under Section 10.02(a) and Section 10.02(b) in connection with such particular event, fact or development exceeds on a cumulative basis an amount equal to $2,000,000, and then only to the extent of such excess;

          (ii) Purchaser shall have no liability under Section 10.01(a) in connection with any particular event, fact or development unless and until the aggregate liability that Purchaser would, but for this Section 10.03(b)(ii), have under Section 10.01(a) in connection with such particular event, fact or development exceeds on a cumulative basis an amount equal to $2,000,000 and then only to the extent of such excess;

          (iii) the aggregate liability of Seller under Section 10.02(a) and
     Section 10.02(b) (to the extent it results from a failure to carry out, perform, satisfy and discharge its obligations under Section 5.01) shall not exceed $100,000,000;

          (iv) Seller shall have no liability under Section 10.02(a) in respect of breaches of any representation and warranty under Article III made as of the Closing Date if as a result of such breaches Seller cannot satisfy the condition to Purchaser's obligations set forth in Section 8.01(b)(i) (including the delivery of the certificate contemplated thereby), and Purchaser waives such condition and proceeds with the Closing;

          (v) Seller shall have no liability under Section 10.02(a) with respect to any breach of any representation or warranty made in the first paragraph of Section 3.18(a) to the extent that such breach is remedied by the transfer of rights pursuant to Section 5.19;

          (vi) Seller shall be liable under Section 10.02(a) in respect of breaches of the representations and warranties in Section 3.18(c) made with respect to any Intellectual Property licensed pursuant to a Third Party License that is transferred to Purchaser only if Purchaser pursues all legal remedies available under such Third Party License and Seller shall be so liable under Section 10.02(a) only to the extent Purchaser is not made whole after pursuing such remedies; and

          (vii) Seller shall be liable under Section 10.02(a) in respect of breaches of the representations and warranties in Section 3.18(g) only for actual amounts paid for any replacement Third Party License or Business Software License, as the case may be, in excess of the amount that would be payable for a Third Party License or Business Software License, as the case may be, on commercially reasonable terms (as defined in Section 3.18(g)).

          Section 10.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party pursuant to Section 10.01 or Section 10.02 shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to Section 11.01; provided, however, that such obligations to indemnify and hold harmless shall not terminate with

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

respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 10.05 to the party to be providing the indemnification.

          SECTION 10.05. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 10.01 or 10.02 (the "Indemnified Party") shall promptly (and in no event later than 30 days) notify the party liable for such indemnification (the "Indemnifying Party") in writing of any third party claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

          (b) The Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to assume and defend any such third party claim or demand asserted against the Indemnified Party at its own expense; provided that such counsel has no conflict of interest. The Indemnified Party shall have the right to participate in (but not control) the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under
Section 10.05(a), of its election to defend in good faith any such third party claim or demand. The Indemnified Party shall not settle or compromise any such third party claim or demand without the consent of the Indemnifying Party (not to be unreasonably withheld) unless the judgment or proposed settlement by its terms (w) obligates the Indemnified Party to pay the full amount of the liability in connection with such third party claim, (x) releases the Indemnifying Party completely in connection with such third party claim, (y) does not impose an injunction or other equitable relief upon the Indemnifying Party and (z) does not otherwise adversely affect the Indemnifying Party). The Indemnified Party shall cooperate with and shall make available to the Indemnifying Party or its agents, all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. The Indemnifying Party shall not settle or compromise any such third party claim or demand unless the Indemnified Party consents (which such consent shall not be unreasonably withheld), unless the judgment or proposed settlement by its terms (w) obligates the Indemnifying Party to pay the full amount of the liability in connection with such third party claim, (x) releases the Indemnified Party completely in connection such third party claim, (y) does not impose an injunction or other equitable relief upon the Indemnified Party and (z) does not otherwise adversely affect the Indemnified Party).

          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 10.01 or 10.02 that does not involve a third party claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided that such notice shall not be effective unless it expressly specifies, or it is reasonably apparent from the document, that it is a notice for indemnification hereunder. Subject to
Section 10.04, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 10.01 or 10.02, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fourteen (14) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party

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

under Section 10.01 or 10.02, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 10.01 or 10.02 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

          SECTION 10.06. Exclusive Remedies. From and after the Closing, the indemnification provisions of Article X shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any breach of the representations and warranties herein or in any of the Ancillary Agreements (other than the Preferred Customer Software License Agreement and the Transition Services Agreement) or the nonperformance of any covenants or agreements herein or in any of the Ancillary Agreements (other than the Preferred Customer Software License Agreement and the Transition Services Agreement).

                                   ARTICLE XI

                               GENERAL PROVISIONS

          SECTION 11.01. Survival. The representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement and the Ancillary Agreements or in any certificate furnished pursuant hereto, other than the Intellectual Property Agreements, shall terminate at the Closing, except that, the representations and warranties made in Article III and Article IV shall survive in full force and effect until a date that is 18 months after the Closing Date; provided, however, that Sections 3.01 and 4.01 shall not be subject to this Section and shall survive as to time. The covenants, agreements, undertakings, liabilities and obligations of Seller and Purchaser contained in or made pursuant to this Agreement and the Ancillary Agreements, other than the Intellectual Property Agreements, shall terminate 18 months after the date as of which such covenant, agreement, undertaking, liability or obligation is to be performed in full. The Intellectual Property Agreements shall terminate 24 months after the Closing Date or, in the case of a covenant, agreement or undertaking to be performed after the Closing Date, 24 months after such covenant, agreement or undertaking is to be performed in full.

          SECTION 11.02. Expenses. Except as otherwise provided herein, the parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

          SECTION 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such

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other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

          (a) if to Seller:

                  Nortel Networks Corporation
                  8200 Dixie Road, Suite 100
                  Brampton, Ontario, Canada L6T 5P6
                  Facsimile:  (905) 863-8386
                  Attention:  Corporate Secretary

                  with a copy, which does not constitute notice, to:

                  Nortel Networks Inc.
                  200 Athens Way
                  Nashville, TN  37228-1397
                  Facsimile:  (615) 432-4067
                  Attention:  Law Dept.

                  and a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY 10006
                  Facsimile:  (212) 225-3999
                  Attention:  Paul J. Shim, Esq.

          (b) if to Purchaser:

                  Amdocs Limited

                  c/o Amdocs Inc.
                  1390 Timberlake Manor Parkway
                  Chesterfield, MO 63017
                  Facsimile:  314-212-7500
                  Attention:  Tom O'Brien

                  with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019
                  Attention:  Ronald Cami, Esq.

          SECTION 11.04. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate

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with any news media without prior written consent of the other party and the parties shall cooperate as to the timing and contents of any such announcement.

          SECTION 11.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.06. Severability. If any term or other provision of this Agreement or the application of any such term to any Person or circumstance is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision or the application thereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 11.07. Entire Agreement. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

          SECTION 11.08. Assignment. No party may assign or otherwise transfer any of its rights or obligations hereunder, except that Purchaser may assign any of its rights and obligations hereunder to any wholly owned Subsidiary of Amdocs Limited. Any transfer in violation of this Section 11.08 shall be null and void.

          SECTION 11.09. No Third-Party Beneficiaries. Except as provided in
Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.10. Amendment. This Agreement may not be amended, waived or modified except by an instrument in writing signed by the parties hereto.

          SECTION 11.11. Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for other Sections and Schedules of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other Sections or Schedules.

          SECTION 11.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflicts principles of such state.

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

          SECTION 11.13. Arbitration. (a) The parties agree to negotiate in good faith to resolve any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement) or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement), including any claim based on contract, tort, statute or constitution (a "Dispute"); provided that whether the parties negotiated in good faith to resolve any Disputes will not be an issue to be resolved in any forum. In the event the parties are unable to resolve such Dispute, such Dispute shall be determined by arbitration conducted in English and the place of such arbitration shall be New York City. Such arbitration shall be conducted by, and all decisions and awards shall be rendered by, a single arbitrator (the "Arbitrator") and, except as otherwise provided herein, in accordance with the rules of the International Chamber of Commerce (the "ICC") in effect at the time of such arbitration. The Arbitrator shall be jointly selected by Purchaser and Seller, or, if the parties do not select the Arbitrator within the ten (10) Business Days of the delivery of a notice by either party to the other requesing such selection, then the Arbitrator shall be appointed by the ICC.

          (b) The parties hereto agree that each controversy, dispute or claim arising out of, or in connection with, this Agreement or the Ancillary Agreements (other than the Preferred Customer Software License Agreement) for which indemnification is being sought as the sole and exclusive remedy shall be submitted to the Arbitrator for an initial determination of whether a Loss has occurred for which indemnification is provided under this Agreement (but not the amount of such Loss). In the event that the Arbitrator determines that a Loss has occurred for which indemnification is provided under this Agreement, each of the parties shall within 20 Business Days (the "Submission Period") after the Arbitrator issues such determination, submit in writing a dollar amount to the Arbitrator representing such party's best and final estimate of the amount of such Loss. The arbitrator shall then determine the amount of such Loss. In determining the Loss, the Arbitrator shall choose from one of the two dollar amounts he or she has received from the parties in accordance with the prior sentence and shall have no discretion to choose another dollar amount. The party responsible for such Loss, as determined by the Arbitrator, shall pay the dollar amount so determined by the Arbitrator to the party entitled to such amount, as determined by the Arbitrator, upon demand by such first party. In the event a party fails to submit such a dollar amount during the Submission Period, the Arbitrator shall choose the dollar amount submitted by the party that submitted a dollar amount.

          (c) All other controversies, disputes and claims, including those involving non-monetary remedies, whether a dispute is an arbitrable dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this
Section 11.13, shall be determined by the Arbitrator in accordance with the rules of the ICC.

          (d) Any award rendered by the Arbitrator shall be final, binding and unappealable except as provided in the Federal Arbitration Act, 9 U.S.C.ss.1 et seq., and judgment may be entered on any such award by any state or federal court having competent jurisdiction.

          (e) The parties intend that the provisions set forth in this Section
11.13 be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act if it would be applicable. In its award the Arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the Arbitrator and reasonable attorney's fees, costs and expert witness expense of the parties.

          (f) Except as set forth in Section 11.13(b), the Arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief. The provisions of this Section 11.13 shall not apply to any arbitration between the parties conducted by the Accounting Arbitrator pursuant to Section 2.04.

          (g) In any arbitration pursuant to this Section 11.13, and before the Arbitrator establishes the facts of the case, each party shall be entitled to the timely production by the other party of relevant, non-privileged documents or copies thereof. If the parties are unable to agree on the scope and/or timing of such document production, the Arbitrator shall have the power, upon application of any party, to make all appropriate orders for the production of documents by any party.

          (h) In any arbitration pursuant to this Section 11.13, and before the Arbitrator establishes the facts of the case, each party shall be entitled to examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue. If the parties are unable to agree on the propriety of a deposition, or its scope and/or timing, the Arbitrator shall have the power, upon the application of any party, to make all appropriate orders in connection with a proposed deposition.

          SECTION 11.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 11.15. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          NORTEL NETWORKS CORPORATION


                                          By: /s/ William Kerr
                                              ------------------------------
                                              Name:  William Kerr
                                              Title: Senior Vice President
                                                     Business Development


                                          By: /s/ Blair F. Morrison
                                              ------------------------------
                                              Name:  Blair F. Morrison
                                              Title: Assistant Secretary



                                          AMDOCS LIMITED


                                          By: /s/ Thomas G. O'Brien
                                              ------------------------------
                                              Name:  Thomas G. O'Brien
                                              Title: Secretary